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                                                                    EXHIBIT 10.1







                              ASSET SALE AGREEMENT

                                     between

                                   NLVH, INC.,

                              a Nevada corporation



                                       and

                          IASIS Healthcare Corporation,

                             a Delaware corporation



                             DATED: January 16, 2004

                              ASSET SALE AGREEMENT

         This Asset Sale Agreement (the "Agreement") is made and entered into as of the 16th day of January, 2004 (the "Effective Date") by and between NLVH, Inc., a Nevada corporation ("Seller") and IASIS Healthcare Corporation, a Delaware corporation ("Purchaser").

                                R E C I T A L S:

         A. Seller (I) engages in the business of delivering acute care services to the public through the acute care hospital known as Lake Mead Hospital Medical Center (the "Acute Care Hospital"), (II) owns and operates certain medical office buildings incident to the operation of the Acute Care Hospital as specifically identified on Schedule A-1 (the "MOBs"), and (III) owns and operates other healthcare businesses incident to the operation of the Acute Care Hospital as specifically identified on Schedule A-2 (the "Other Businesses") (the Acute Care Hospital, MOBs and the Other Businesses are referred to in this Agreement collectively as the "Hospital").

         B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets with respect to the operation of the Hospital, for the consideration and upon the terms and conditions contained in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

                                   ARTICLE 1

                    DEFINITIONS; SALE AND TRANSFER OF ASSETS;
                             CONSIDERATION; CLOSING

         1.1 Definitions. The terms listed below are defined elsewhere in this Agreement and, for ease of reference, the section containing the definition of each such term is set forth opposite such term.

        TERM                                                         SECTION
        ----                                                         -------
        Accounts Receivable..........................................ss.1.10(l)
        Acute Care Hospital..........................................Recitals
        Additional Audited Financial Statements......................ss.9.4
        Additional Unaudited Financial Statements....................ss.9.4
        Affiliate....................................................ss.4.6(b)
        Agency Settlements...........................................ss.11.2(a)
        Aggregate Amount.............................................ss.10.2.2(a)(ix)
        Aggregate Damage.............................................ss.1.14(a)
        Agreement....................................................Preamble
        Assets.......................................................ss.1.9

        Assumed Capital Lease Obligations............................ss.1.2
        Assumed Obligations..........................................ss.1.11
        Audit Periods................................................ss.2.8(d)
        Audited Statements...........................................ss.2.10
        Bill of Sale.................................................ss.1.6.1
        Business Services Agreement..................................ss.1.6.10
        Cash Purchase Price..........................................ss.1.2
        Casualty Termination Notice..................................ss.1.14(a)
        Casualty Termination Notice Period...........................ss.1.14(a)
        CEO..........................................................ss.2.10
        CFO..........................................................ss.2.10
        Claim Notice.................................................ss.10.4(a)
        Closing......................................................ss.1.5
        Closing Date.................................................ss.1.5
        Closing of Financials........................................ss.9.6
        CNO..........................................................ss.2.10
        COBRA Coverage...............................................ss.5.3(f)
        Code.........................................................ss.2.12(c)
        Competing Business...........................................ss.4.13
        Confidential Information.....................................ss.5.6
        Confidentiality Agreement....................................ss.5.6
        Consequential Damages........................................ss.10.2.2(a)(viii)
        Consultant...................................................ss.4.12
        Contract and Lease Consents..................................ss.2.5
        Contracts....................................................ss.1.9(f)
        Control......................................................ss.4.6(b)
        COO..........................................................ss.2.10
        Coverage Termination Date....................................ss.7.10
        Damages......................................................ss.10.2.1
        December Unaudited Statements................................ss.4.5
        Decision Date................................................ss.1.14(d)
        Disapproved Schedules........................................ss.12.5
        Disclosure Schedule..........................................ss.2
        Document Retention Period....................................ss.9.2(a)
        Effective Date...............................................Preamble
        Effective Time...............................................ss.1.5
        Employee Leasing Agreement...................................ss.1.6.14
        Environmental Laws...........................................ss.2.6(c)
        Environmental Permits........................................ss.2.6(b)
        Environmental Survey.........................................ss.4.12
        ERISA........................................................ss.2.10
        Exchange Act.................................................ss.9.4
        Excluded Assets..............................................ss.1.10
        Excluded Liabilities.........................................ss.1.12
        Excluded Multi-Facility Contracts............................ss.1.9(f)
        Final Balance Sheet..........................................ss.1.4

        Financial Statements.........................................ss.2.10
        FIRPTA.......................................................ss.1.6.12
        FMLA.........................................................ss.5.3(b)
        Fraction.....................................................ss.11.3(a)
        GAAP.........................................................ss.1.2
        Governmental Program Transition Patients.....................ss.11.3
        Hazardous Substances.........................................ss.2.6(c)
        Hired Employees..............................................ss.5.3(b)
        Hospital.....................................................Recitals
        Hospital Employees...........................................ss.5.3(b)
        Indemnified Party............................................ss.10.4
        Indemnifying Party...........................................ss.10.4(a)
        Indemnity Notice.............................................ss.10.4(b)
        Independent Auditor..........................................ss.1.4
        Independent Consultant.......................................ss.1.14(a)
        Interim Balance Sheet........................................ss.1.2
        Interim Financials...........................................ss.2.10
        Inventory....................................................ss.1.9(h)
        JCAHO........................................................ss.2.8(b)
        Leadership Team..............................................ss.4.3(b)
        Leased Real Property.........................................ss.1.9(b)
        Leasehold Title Policy.......................................ss.4.8
        Leases.......................................................ss.1.9(e)
        Licenses.....................................................ss.1.9(d)
        Liens........................................................ss.1.2
        Litigation...................................................ss.1.12(c)
        Material Contracts...........................................ss.2.4(b)
        Material Leases..............................................ss.2.4(a)
        MOBs.........................................................Recitals
        Multi-Facility Contracts.....................................ss.1.9(f)
        Net Working Capital..........................................ss.1.2
        Notice Period................................................ss.10.4(a)
        November Financials..........................................ss.2.10
        Original Closing Date........................................ss.1.14(a)
        Other Businesses.............................................Recitals
        Other Unaudited Financial Statements.........................ss.9.4
        Owned Real Property..........................................ss.1.9(a)
        Owners' Title Policy.........................................ss.4.8
        Permitted Exceptions.........................................ss.7.7
        Person.......................................................ss.4.6(b)
        Personal Property............................................ss.1.9(c)
        Physician Notes..............................................ss.1.2
        Post-Closing Adjustment Date.................................ss.1.4
        Post-Closing Payments........................................ss.4.15
        Power of Attorney............................................ss.1.6.13
        Pre-Closing..................................................ss.1.5

        Prepaids.....................................................ss.1.9(g)
        Purchase Price...............................................ss.1.2
        Purchaser....................................................Preamble
        Purchaser Group..............................................ss.10.2.1
        Real Estate Assignment.......................................ss.1.6.2
        Real Property................................................ss.1.9(b)
        Receivable Records...........................................ss.1.10(m)
        Reconciliation...............................................ss.11.3(a)
        Relevant Claim...............................................ss.10.2.2(a)(ix)
        Retained Management Employees................................ss.5.3(b)
        Seller.......................................................Preamble
        Seller Business Service Area.................................ss.4.13
        Seller Cost Reports..........................................ss.11.2(a)
        Seller Group.................................................ss.10.3.1
        Seller Plans.................................................ss.2.12(a)
        Seller Tax Claims............................................ss.10.2.1(e)
        Sick Pay Amount..............................................ss.1.2
        Submittal Date...............................................ss.1.14(d)
        Superseded Agreements........................................ss.12.15
        Surveys......................................................ss.4.8
        Tax..........................................................ss.2.17
        Tax Return...................................................ss.2.17
        Termination Date.............................................ss.8.1(g)
        THC..........................................................ss.1.6.8
        THC Contracts................................................ss.1.9(f)
        Third Party Claim............................................ss.10.4(a)
        Title Commitment.............................................ss.4.8
        Title Company................................................ss.4.8
        Title Instruments............................................ss.4.8
        Title Policy.................................................ss.4.8
        Transition Period............................................ss.5.3(a)
        Transition Time..............................................ss.1.11(d)
        Transition Services..........................................ss.11.3
        Transitional Services Agreements.............................ss.1.6.9
        Unaudited Financials.........................................ss.2.10
        WARN.........................................................ss.1.11(d)
        WCC..........................................................ss.7.10

         1.2 Purchase Price. Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Assets, free and clear of all liens, pledges, claims, charges, security interests or other encumbrances ("Liens") other than Permitted Exceptions. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets shall be (a) Twenty Five Million Dollars ($25,000,000) (the "Purchase Price"), plus or minus (b) the amount of Net Working Capital (as defined below) on the Closing Date, minus (c) the amount of Seller's capital lease obligations with respect to the Hospital on the Closing Date, if any, that are assumed by

Purchaser pursuant to Section 1.11 of this Agreement (the "Assumed Capital Lease Obligations"), minus (d) 10.84% of the Sick Pay Amount on the Closing Date (the sum of (a), (b), (c) and (d) being referred to for purposes of this Agreement as the "Cash Purchase Price"). The payment of the Cash Purchase Price at Closing shall be governed by Section 1.7.

         For purposes of this Agreement, "Net Working Capital," as of any date, shall be defined as an amount equal to the difference between the (i) current assets of Seller with respect to the operation of the Hospital, which for purposes of this calculation shall include only (A) the value of the Prepaids,
(B) the value of the Inventory, (C) other current assets associated with the Hospital to the extent they have value and are reflected on the Financial Statements and (D) certain (i) notes receivable held by Seller as to which the borrower thereunder is a physician providing professional medical services at the Hospital, as listed on Schedule 1.2-a or (ii) amounts receivable by Seller in connection with physician relocation agreements, as listed on Schedule 1.2-a, which notes and amounts receivable are not otherwise included in Net Working Capital as current assets under (A), (B) or (C) immediately above (the "Physician Notes"), and (ii) the current liabilities of Seller which are, or are reasonably expected to be, payable to third parties with respect to the operation of the Hospital, which for purposes of this calculation shall only include (A) Accounts Payable, (B) Accrued Expenses, (C) Accrued Payroll, (D) Accrued Paid Time Off, and (E) Other Current Liabilities (as such terms are utilized on the Interim Balance Sheet and the Final Balance Sheet). For purposes of this Agreement, "Sick Pay Amount" shall be defined as the amount of the accumulated sick pay and extended sick pay obligations of Seller and/or its affiliates to the Hired Employees.

         At least three (3) calendar days but no more than fifteen (15) calendar days prior to the Closing Date, Seller shall prepare and deliver to Purchaser the latest available unaudited balance sheet of Seller with respect to the operation of the Hospital (the "Interim Balance Sheet"). The Interim Balance Sheet shall (I) be prepared in conformity with generally accepted accounting principles consistently applied ("GAAP") to the extent described in, and qualified by, Section 2.10, (II) include a calculation of Net Working Capital, the Assumed Capital Lease Obligations and the Sick Pay Amount and (III) be attached hereto as Schedule 1.2-b. The amounts set forth in the Interim Balance Sheet shall be subject to adjustment as provided in Sections 1.3 and 1.4 below.

         1.3 Inventory. Seller shall cause an inventory to be taken of the Inventory by employees or representatives of Seller or its affiliates, with said inventory to be taken in accordance with Seller's policies and procedures and the policies and procedures used in connection with determining inventory for purposes of the preparation of the Unaudited Financials, as near in time as possible to the Closing Date and with the results extended and adjusted through the Closing Date. Seller shall permit representatives or employees of Purchaser to observe such inventory process. The cost of conducting the inventory shall be borne by Seller. All inventory items shall be valued at the lesser of cost or current market value. The parties acknowledge that the inventory to be taken pursuant to this Section 1.3 will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory will not be available until some time after the Closing Date. Accordingly, the parties agree that for purposes of the Interim Balance Sheet, Net Working Capital shall include the book value of the Inventory with respect to the operation of the Hospital as reflected by the latest available unaudited balance sheet of Seller. For purposes of the Final Balance Sheet, the portion of Net Working Capital attributable to the Inventory shall be the value of the Inventory as determined pursuant to this Section 1.3.

         1.4 Post-Closing Adjustment to Purchase Price. Within ninety (90) calendar days after the Closing Date, the final unaudited balance sheet of the Hospital as of the Closing Date (the "Final Balance Sheet"), which shall include a calculation of Net Working Capital as of the Closing Date, the Assumed Capital Lease Obligations and the Sick Pay Amount, shall be prepared by Seller and delivered to Purchaser. Purchaser, in connection with its review of the Final Balance Sheet, shall be permitted to review workpapers of Seller or its accountants with respect to the preparation of the Final Balance Sheet and the books and records of Seller reasonably related thereto. The Interim Balance Sheet and the Final Balance Sheet shall be prepared in a manner consistent with the terms of Section 2.10. If Purchaser disputes any entry on the Final Balance Sheet that affects the calculation of Net Working Capital, the Assumed Capital Lease Obligations or the Sick Pay Amount, Purchaser shall notify Seller in writing (which writing shall contain Purchaser's determination of the amount of the disputed entry) within thirty (30) business days after Purchaser's receipt of the Final Balance Sheet from Seller. If the difference between Seller's and Purchaser's respective aggregate calculations of Net Working Capital, the Assumed Capital Lease Obligations and the Sick Pay Amount is equal to or less than five percent (5%) of the respective amount of Seller's aggregate calculation, Seller's aggregate calculation shall be conclusive and binding as between Purchaser and Seller. If the difference between Seller's and Purchaser's respective aggregate calculations is greater than five percent (5%) of Seller's aggregate calculation, and Purchaser and Seller cannot resolve such dispute within thirty (30) business days after Purchaser notifies Seller in writing of such dispute, then PricewaterhouseCoopers, independent certified public accountants (the "Independent Auditor"), shall review the matter in dispute and, solely as to disputes relating to accounting issues and acting as an expert and not as an arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final recalculation of the Cash Purchase Price). In the event that all or a portion of the dispute at issue involves a legal issue or an interpretation of this Agreement, such legal or interpretative dispute shall first be subject to adjudication by a court or similar tribunal, with any necessary review by the Independent Auditor under this Section 1.4 occurring following the resolution of such legal dispute. Such decision of the Independent Auditor shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by both Seller and Purchaser in proportion to the relevant amount each party's determination has been modified.

         Within thirty-five (35) business days after Purchaser's receipt of the Final Balance Sheet from Seller or, if disputed by Purchaser, within five (5) business days after the earlier of (a) the date Purchaser and Seller finally resolve such dispute and recalculate the Cash Purchase Price accordingly, or (b) the date of receipt of a decision from the Independent Auditor (the "Post-Closing Adjustment Date"), either (i) Seller shall pay Purchaser in cash or in other immediately available funds the amount of any decrease in the Cash Purchase Price, or (ii) Purchaser shall pay Seller in cash or in other immediately available funds the amount of any increase in the Cash Purchase Price.

         1.5 Closing Date. The pre-closing of the transactions contemplated by this Agreement (the "Pre-Closing") shall take place at 9:00 a.m. on January 30, 2004, at the offices of McDermott, Will & Emery, 2049 Century Park East, Suite 3400, Los Angeles, California 90067 or such other date, time and place as the parties shall mutually agree. At the Pre-Closing, Seller and Purchaser shall deliver all documentation required to be delivered at Closing pursuant to the terms hereof, including Purchaser's wire transfer to Seller of the amount described in Section 1.7.1. The consummation of the transactions contemplated by this Agreement ("Closing") shall take place on January 31, 2004 or such other date as the parties shall mutually agree ("Closing Date"); provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date. The Closing with respect to the Hospital shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. (determined by reference to the local time zone in which the Hospital is located) on the next day after the Closing Date (the "Effective Time").

         1.6 Items to be Delivered by Seller at Closing.

             At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller where appropriate:

             1.6.1 General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit 1.6.1 attached hereto (the "Bill of Sale");

             1.6.2 Assignment and Assumption of Real Estate Leases in the form of Exhibit 1.6.2 attached hereto with respect to each Leased Real Property (the "Real Estate Assignment");

             1.6.3 Limited Warranty Deed(s) (or such other deed comparable to limited warranty deed(s) as is applicable to the jurisdiction at issue) in the form of Exhibit 1.6.3 attached hereto;

             1.6.4 favorable original certificates of good standing, or comparable status, of Seller, issued by the State of Nevada, dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

             1.6.5 an opinion of Seller's or Seller's affiliates' in-house counsel in substantially the form attached hereto as Exhibit 7.6;

             1.6.6 a certificate of the President or any Vice President of Seller certifying to Purchaser (a) the accuracy in all material respects of the representations and warranties set forth in Article 2 hereof and compliance with Seller's covenants set forth in this Agreement and (b) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Seller;

             1.6.7 a certificate of the corporate Secretary of Seller certifying to Purchaser (a) the incumbency of the officers of Seller on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the sole director of Seller authorizing (i) the transfer of the Assets and Assumed Obligations by Seller to Purchaser and (ii) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

             1.6.8 Guaranty Agreement of Tenet Healthcare Corporation, a Nevada corporation ("THC"), in the form of Exhibit 1.6.8 attached hereto, pursuant to which THC will agree to guaranty all of the obligations of Seller under this Agreement, including, without limitation, Seller's obligations under Section
10.2 hereof;

             1.6.9 if requested by Purchaser, the Transitional Services Agreements, which shall be substantially in the form of Exhibit 1.6.9 attached hereto (the "Transitional Services Agreements");

             1.6.10 the Business Services Agreement, which shall be substantially in the form of Exhibit 1.6.10 attached hereto (the "Business Services Agreement"), pursuant to which Purchaser will bill Seller's accounts receivable for sixty (60) days following the Closing Date;

             1.6.11 UCC termination statements for any and all financing statements (which do not correspond to an Assumed Obligation) filed with respect to the Assets;

             1.6.12 a certificate of Seller to the extent required under the Foreign Investment and Real Property Tax Act ("FIRPTA");

             1.6.13 Limited Power of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit
1.6.13 attached hereto (the "Power of Attorney");

             1.6.14 the Employee Leasing Agreement, which shall be in the form of Exhibit 1.6.14 attached hereto (the "Employee Leasing Agreement"); and

             1.6.15 such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

         1.7 Items to be Delivered by Purchaser at Closing.

             At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

             1.7.1 payment of the Cash Purchase Price based upon the Interim Balance Sheet (subject to adjustment as described in Section 1.4), as adjusted to reflect the prorations provided in Section 1.8 and any adjustments to the Cash Purchase Price pursuant to Section 1.14. Such amounts shall be payable by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing;

             1.7.2 a certificate of the President or any Vice President of Purchaser certifying to Seller (a) the accuracy in all material respects of the representations and warranties set forth in Article 3 hereof and compliance with Purchaser's covenants set forth in this Agreement, (b) that Purchaser has obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and (c) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;

             1.7.3 a certificate of the Secretary of Purchaser certifying to Seller (a) the incumbency of the officers of Purchaser on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

             1.7.4 an opinion of Purchaser's counsel in substantially the form attached hereto as Exhibit 6.4;

             1.7.5 favorable original certificate of good standing, or comparable status, of Purchaser, issued by each of the Delaware and Nevada Secretary of State dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

             1.7.6 the Bill of Sale;

             1.7.7 the Real Estate Assignment;

             1.7.8 if requested by Purchaser, the Transitional Services Agreements (along with the payment to Seller by wire transfer of immediately available funds of any amounts which must be made by Purchaser to Seller or any affiliate of Seller concurrent with the execution thereof);

             1.7.9 the Business Services Agreement;

             1.7.10 the Power of Attorney;

             1.7.11 the Employee Leasing Agreement;

             1.7.12 copies of all third party consents obtained by Purchaser in connection with the assignment of the Contracts and Leases to Purchaser; and

            1.7.13 such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

         1.8 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, or as reflected in Net Working Capital on the Interim Balance Sheet or the Final Balance Sheet (provided that any category of proration reflected on the Interim Balance Sheet shall also be reflected on the Final Balance Sheet), Purchaser and Seller shall prorate (as of the Effective
Time), if applicable, real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern. As to power and utility charges, "final readings" as of the Closing Date shall be ordered from the utilities; the cost of obtaining such "final readings," if any, to be paid for equally by Seller and Purchaser.

         1.9 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all of Seller's right, title and interest in and to all of the assets owned or used by Seller in connection with the operation of the Hospital, other than the Excluded Assets (hereafter defined), including, without limitation, the following assets and properties, free and clear of all Liens (other than Permitted Exceptions), such transfer being deemed to be effective at the Effective Time (collectively, the "Assets"):

             (a) all of the real property that is owned by such Seller and used with respect to the operation of the Hospital, including, without limitation, the real property that is described in Schedule 1.9(a) (such description to include a legal description and address), together with all buildings, improvements and fixtures located thereupon and all construction in progress and appurtenances belonging thereto (collectively, the "Owned Real Property");

             (b) all of the real property that is leased by such Seller and used with respect to the operation of the Hospital that is described in Schedule 1.9(b) together with Seller's rights to all buildings, improvements and fixtures located thereupon and all construction in progress and appurtenances belonging thereto (collectively, the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to in this Agreement as the "Real Property");

             (c) all of the tangible personal property owned by such Seller with respect to the operation of the Hospital, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements (the "Personal Property");

             (d) all of such Seller's rights, to the extent assignable or transferable, to all licenses, provider numbers, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to such Seller with respect to the operation of the Hospital (the "Licenses"), including, without limitation, the Licenses described in Schedule 1.9(d);

             (e) all of such Seller's interest, to the extent assignable or transferable, in and to all real property and personal property leases with respect to the operation of the Hospital (the "Leases"), including, without limitation, those leases described in Schedule 1.9(e);

             (f) all of such Seller's interest, to the extent assignable or transferable, in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of the Hospital (the "Contracts"), including, without limitation, those Contracts described in
Schedule 1.9(f); provided, however, the term Contracts as used in this Agreement shall exclude, subject to Section 9.3, (i) multi-hospital contracts as to which the Hospital and one or more of Seller's or Seller's affiliates' other acute care hospitals participate (the "Multi-Facility Contracts") and (ii) all national or regional contracts of Seller or any affiliate thereof which are made available to the Hospital by virtue of the Hospital being an affiliate of THC or its affiliates (the "THC Contracts") (the Multi-Facility Contracts and the THC Contracts collectively are referred to as the "Excluded Multi-Facility Contracts") and those Contracts, if any, set forth in Section 1.10(o);

             (g) all of those advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date, subject to the prorations provided in Section 1.8 of this Agreement, which were made with respect to the operation of the Hospital and the categories of which are set forth on Schedule 1.9(g) (the "Prepaids");

             (h) except as excluded by Section 1.10(j), all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located at the Hospital, or used with respect to the operation of the Hospital (the "Inventory");

             (i) all documents, records, operating manuals, files and computer software with respect to the operation of the Hospital, including, without limitation, all patient records, medical records, employee records, financial records with respect to the operation of the Hospital, equipment records, construction plans and specifications, and medical and administrative libraries;

             (j) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

             (k) all goodwill of the businesses evidenced by the Assets;

             (l) all insurance proceeds arising in connection with property damage to the Assets occurring after the Effective Date and prior to the Effective Time, to the extent not expended on the repair or restoration of the Assets;

             (m) the names, symbols and telephone numbers used with respect to the operation of the Hospital, including, without limitation, the names of the Hospital set forth on Schedule 1.9(m) and all variants thereof;

             (n) any current assets of Seller with respect to the operation of the Hospital (which are not otherwise specifically described above in this Section 1.9) which are included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

             (o) all equity interests held by Seller that are described on
Schedule 1.9(o); and

             (p) all claims of Seller (whether known or unknown, contingent or otherwise) against third parties (other than affiliates of Seller) with respect to the service and/or maintenance of any tangible Assets arising after the Effective Date and prior to the Effective Time, other than those claims as to which Seller has a right to money damages based on a prior expenditure of money with respect to any such tangible Assets.

         1.10 Excluded Assets. Notwithstanding anything to the contrary in
Section 1.9, Seller shall retain the following assets of Seller (collectively, the "Excluded Assets"):

             (a) cash, cash equivalents and short-term investments;

             (b) all intercompany receivables of Seller with any of Seller's affiliates;

             (c) any current assets of Seller with respect to the operation of the Hospital which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

             (d) computer software, programs and hardware or data processing equipment which is (i) proprietary to Seller and/or Seller's affiliates, data processing system manuals and licensed software materials, as more particularly described in Schedule 1.10(d) or (ii) used in connection with the operation of one or more of Seller's or Seller's affiliates' other acute care hospitals (and not located at the Hospital);

             (e) all of Seller's or any affiliate of Seller's proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

             (f) any asset which would revert to the employer upon the termination of any Seller Plan, including assets representing a surplus or overfunding of any Seller Plan;

             (g) the Excluded Multi-Facility Contracts;

             (h) the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names, symbols or world-wide web addresses (including, without limitation, any world-wide web address containing "tenethealth.com") not used exclusively at the Hospital, all abbreviations and variations thereof, and trademarks, trade names, service marks, copyrights and any applications therefor, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

             (i) all current contracts between Seller and any affiliate of Seller with respect to the operation of the Hospital, except those approved in writing by Seller and Purchaser to be assigned to Purchaser on or after the Effective Time;

             (j) the portions of Inventory, Prepaids and other Assets disposed of, expended or canceled, as the case may be, by Seller after the Effective Date and prior to the Effective Time in the ordinary course of business;

             (k) assets owned and provided by vendors of services or goods to the Hospital;

             (l) all accounts, notes, interest and other receivables of Seller, including accounts, notes or other amounts receivable from physicians (other than the Physician Notes), and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, disproportionate share payments and cost report settlements related thereto, arising from the rendering of services to inpatients and outpatients at the Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller while owner of the Assets whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, Blue Cross, or by any other source ("Accounts Receivable");

             (m) all documents, records, correspondence, work papers and other documents relating to the Accounts Receivable, the Seller Cost Reports or Agency Settlements (the "Receivable Records");

             (n) all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) resulting from periods prior to the Effective Time, and the right to pursue appeals of same;

             (o) the Contracts set forth in Schedule 1.10(o);

             (p) all of Seller's corporate record books and minute books;

             (q) any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Sections 1.14(a)(ii) or 1.14(c)(iii);

             (r) all insurance proceeds arising in connection with property damage to any Owned Real Property not purchased by, or any Leased Real Property not assigned to, Purchaser pursuant to Sections 1.14(a)(ii) or 1.14(c)(iii);

             (s) any advance payments, prepayments, prepaid expenses, deposits and the like which are not among the Prepaids;

             (t) all assets located outside the State of Nevada;

             (u) all unclaimed property of any third party, including, without limitation, property which is subject to applicable escheat laws;

             (v) all claims, rights, interests and proceeds with respect to amounts overpaid by Seller to any third party with respect to periods prior to the Effective Time (e.g. such overpaid amounts may be determined by billing audits undertaken by Seller or Seller's consultants);

             (w) all bank accounts of Seller;

             (x) except as set forth in Section 1.9(p), all rights, claims and choses in action of Seller and its affiliates with respect to periods prior to the Effective Time, and any payments, awards or other proceeds resulting therefrom; and

             (y) any assets identified in Schedule 1.10(y).

         1.11 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, the following liabilities and obligations of Seller and only the following liabilities and obligations (collectively, the "Assumed Obligations"):

             (a) all current liabilities of Seller with respect to the operation of the Hospital prior to the Effective Time which are included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

             (b) the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

             (c) the Leases, including the capital lease obligations of Seller with respect to the Hospital listed on Schedule 1.11(c), but only to the extent of the obligations arising thereunder with respect to events or periods on and after the Effective Time;

             (d) any and all obligations of Seller under the Worker Adjustment and Retraining Notification Act ("WARN") with respect to the operation of the Hospital as a result of (i) the consummation of the transaction contemplated by this Agreement (provided that Seller has, with respect to the operation of the Hospital, complied with WARN prior to 12:01 a.m. on the calendar day immediately following the last day of the term of the Employee Leasing Agreement (the "Transition Time")), (ii) the acts of Purchaser or any affiliate(s) of Purchaser on and after the Effective Time (taking into account, or otherwise including, any employee terminations prior to the Effective Time or during the term of the Employee Leasing Agreement) or (iii) Purchaser's breach of its covenant with respect to the Hired Employees as set forth in Section 5.3;

             (e) the paid time off pay (excluding the Sick Pay Amount as of the Closing Date, the assumption of which is set forth in Section 1.11(f)), including CashPlus liabilities of Seller and Seller's affiliates with respect to the Hired Employees;

             (f) the Sick Pay Amount as of the Closing Date;

             (g) all unpaid real and personal property taxes, if any, that are attributable to the Assets prior to the Effective Time, subject to the prorations provided in Section 1.8;

             (h) all unpaid bills for utilities being furnished to the Assets, subject to the prorations provided in Section 1.8; and

             (i) any other obligations and liabilities identified in Schedule 1.11(i).

         1.12 Excluded Liabilities. Notwithstanding anything to the contrary in
Section 1.11, Purchaser shall not assume or become responsible for any of Seller's duties, obligations or liabilities that are not assumed by Purchaser pursuant to the terms of this Agreement, the Bill of Sale or the Real Estate Assignment, regardless of whether such obligation or liability is known or unknown, fixed or contingent, and regardless of whether such liability arises from contract, tort or otherwise (the "Excluded Liabilities"), and Seller shall remain fully and solely responsible for all of Seller's debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to the Assets or the Hospital unless assumed by Purchaser under this Agreement, in the Bill of Sale or in the Real Estate Assignment. The Excluded Liabilities shall include, without limitation:

             (a) any current liabilities of Seller with respect to the operation of the Hospital prior to the Effective Time (i) which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4 and (ii) which are not otherwise specifically included in the Assumed Obligations;

             (b) all liabilities of Seller arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation of the Hospital or any of the Assets prior to the Effective Time (including, without limitation, any such liabilities arising from violations of Environmental Laws or release of Hazardous Substances prior to the Effective
Time), other than as specifically included in the Assumed Obligations;

             (c) other than as specifically included in the Assumed Obligations, all liabilities arising out of or relating to any act, omission, event or occurrence prior to the Effective Time connected with Seller, or the operations or activities of Seller (including all such liabilities arising out of or relating to any claim, proceeding or investigation, collectively, "Litigation") arising out of or relating to any such act, omission, event or occurrence prior to the Effective Time including without limitation the Litigation set forth on
Schedule 2.11);

             (d) all liabilities of Seller in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

             (e) except as otherwise subject to reimbursement pursuant to the Employee Leasing Agreement, all liabilities of Seller for its matching contributions for eligible beneficiaries' 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans arising prior to the Effective Time;

             (f) all liabilities of Seller relating to the Seller Cost Reports with respect to periods ending prior to the Effective Time;

             (g) all liabilities of Seller for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including, without limitation, those pertaining to Medicare and Medicaid fraud or abuse;

             (h) all liabilities of Seller under the Excluded Multi-Facility Contracts;

             (i) all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder;

             (j) all liabilities and obligations of Seller in respect of periods prior to the Effective Time arising under the terms of the Medicare, Medicaid, Blue Cross, or other third party payor programs, and any liability of Seller arising pursuant to the Medicare, Medicaid, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

             (k) other than as specifically included in the Assumed Obligations, and subject to Sections 1.8 and 12.12, all federal, state, foreign or local tax liabilities or obligations of Seller in respect of periods ending prior to the Effective Time, including, without limitation, any income tax, any franchise tax, any sales and/or use tax, and any FICA, FUTA, workers' compensation and any and all other taxes due and payable as a result of the exercise by the Hospital Employees of such employees' right to vacation, sick leave and holiday benefits accrued while in the employ of Seller;

             (l) other than as specifically included in the Assumed Obligations or except as otherwise subject to reimbursement pursuant to the Employee Leasing Agreement, all liability for any and all claims by or on behalf of Seller's employees to the extent such liability relates to the period ending prior to the Effective Time, including, without limitation, liability relating to such time period for (i) any pension, profit sharing, deferred compensation or any other employee health and welfare benefit plans, (ii) any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and (iii) all employee wages and benefits, including, without limitation, accrued vacation, sick leave and holiday pay and taxes or other liability related thereto in respect of Seller's employees;

             (m) to the extent accrued prior to Closing, all liabilities or obligations arising out of any breach by Seller prior to the Closing of any Lease or Contract; and

             (n) all liabilities or obligations arising at any time under those Contracts identified in Section 1.10(i) or Schedule 1.10(o).

         1.13 Disclaimer of Warranties. Except as expressly set forth in Article 2 hereof, the Assets consisting of the Real Property, the Personal Property and the Inventory transferred to Purchaser will be sold by Seller and purchased by Purchaser in their physical condition at the Effective Time, "AS IS, WHERE IS AND WITH ALL FAULTS AND NONCOMPLIANCE WITH LAWS" WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, land, buildings and improvements, and WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the physical condition of the Personal Property and Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the foregoing real and personal property shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Effective Time.

         1.14 Risk of Loss. The risk of loss or damage to any of the Assets, Personal Property, Owned Real Property, the Hospital and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain its insurance policies covering the Assets, Personal Property, Owned Real Property, the Hospital and all other property through the Effective Time.

             (a) With respect to the Real Property, if prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the "Aggregate Damage") less than Three Million

Dollars ($3,000,000), the parties' duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled provided the conditions to the parties' obligations to proceed with Closing contained in Articles 6 and 7 have been satisfied or waived; provided, however, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Real Property, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Cash Purchase Price. If prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds Three Million Dollars ($3,000,000), Purchaser may elect to (i) purchase such Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled provided the conditions to the parties' obligations to proceed with Closing contained in Articles 6 and 7 have been satisfied or waived (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies) or (ii) not purchase such Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Cash Purchase Price shall be made by Purchaser and Seller. If prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by other cause where the Aggregate Damage exceeds Three Million Dollars ($3,000,000), Purchaser may elect to terminate this Agreement by written notice to Seller (the "Casualty Termination Notice") after the date which is fifteen (15) days after the occurrence of such damage or destruction but no later than the date which is thirty (30) days after the occurrence of such damage or destruction (the "Casualty Termination Notice Period"); provided, however, that in no event shall the Casualty Termination Notice be provided (A) after the Closing or (B) if Seller and Purchaser are unable to agree prior to the inception of the Casualty Termination Notice Period that the amount of the Aggregate Damage exceeds Three Million Dollars ($3,000,000). If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage by the earlier to occur of (I) the originally scheduled Closing Date (the "Original Closing Date") or (II) the inception of the Casualty Termination Notice Period, the amount of the Aggregate Damage shall be determined by Centex Rodgers (the "Independent Consultant") pursuant to Section 1.14(d).

             (b) With respect to any Assets other than Real Property which are destroyed or damaged by fire or the elements or by any other cause prior to the Closing, Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest to any insurance proceeds on account of such damage or destruction and shall reimburse Purchaser for any deductible Purchaser is required to pay in connection with the receipt of such insurance proceeds.

             (c) If prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain proceeding which would in Purchaser's reasonable judgment materially adversely impair access to the Real Property or be materially adverse to the operation of the Hospital, Purchaser may elect to (i) terminate this Agreement by written notice to Seller no later than thirty (30) days after Purchaser receives notice from Seller of such eminent domain proceeding; (ii) purchase such affected Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled provided the conditions to the parties' obligations to proceed with Closing contained in Articles 6 and 7 have been satisfied or waived

(provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller's right, title and interest in and to any award in such eminent domain proceeding) or (iii) not purchase the affected Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Cash Purchase Price shall be made by Purchaser and Seller. If Purchaser and Seller are unable to agree upon the amount of the adjustment described in subsection (iii) of the preceding sentence by the Original Closing Date, the adjustment shall be resolved by the Independent Consultant pursuant to Section 1.14(d).

             (d) If pursuant to either Section 1.14(a) or 1.14(c), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Consultant, within five (5) calendar days after the earlier to occur of the Original Closing Date or the inception of the Casualty Termination Notice Period (the "Submittal Date"), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) as a result of the event(s) contemplated by either Section 1.14(a) or 1.14(c), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date (the "Decision Date"), the Independent Consultant, acting as an expert and not as an arbitrator, shall select either the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Seller or the Aggregate Damage (and any applicable Cash Purchase Price adjustment) proposal of Purchaser as the definitive amount of the Aggregate Damage (and any applicable adjustment to the Cash Purchase Price) and Purchaser shall thereafter have the right to provide a Casualty Termination Notice provided that the Aggregate Damage exceeds Three Million Dollars ($3,000,000). If either Purchaser or Seller fails to timely provide its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Consultant, the Aggregate Damage (and any applicable Cash Purchase Price adjustment) shall be the amount proposed by the submitting party and Purchaser shall thereafter have the right to provide a Casualty Termination Notice provided that the Aggregate Damage exceeds Three Million Dollars ($3,000,000). If neither party submits its proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) to the Independent Consultant, no adjustment to the Cash Purchase Price shall be made and Purchaser shall not have the right to provide a Casualty Termination Notice. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by the party whose proposed Aggregate Damage (and any applicable Cash Purchase Price adjustment) is not selected by the Independent Consultant. Upon any such determination of the adjustment to the Cash Purchase Price in accordance with this Section 1.14, the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement. If pursuant to either Section 1.14(a) or 1.14(c), the amount of the Aggregate Damage (and any applicable Cash Purchase Price adjustment) is to be determined by the Independent Consultant and either the Submittal Date or the Decision Date falls on a day which is on or after the Termination Date, then the Termination Date shall be extended to the date which is ten (10) calendar days after the Decision Date.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents, warrants and covenants to Purchaser as to the following matters, except as disclosed in the disclosure schedule as of the Effective Date, as may be amended pursuant to the terms of this Agreement (the "Disclosure Schedule") hereby delivered by Seller to Purchaser. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

         2.1 Authorization. Seller has full corporate power and authority to enter into this Agreement and full power and authority to carry out the transactions contemplated hereby.

         2.2 Binding Agreement. All corporate and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Seller. No other corporate or other action on the part of the Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

         2.3 Organization and Good Standing; No Violation.

             (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has full power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.

             (b) Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby by Seller nor compliance with any of the material provisions hereof by Seller, will (i) violate, conflict with or result in a breach of any material provision of Seller's articles of incorporation, bylaws or other organizational documents,
(ii) violate any order, writ, injunction, ruling or material law of any court or governmental authority, United States or foreign, applicable to Seller, or cause the suspension or revocation of any governmental license or authorization applicable to or binding upon or affecting Seller, any of the Assets or the operation of the business of the Hospital or (iii) require any material consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

         2.4 Contracts and Leases.

             (a) Schedule 1.9(e) includes a list of all Leases in respect of Real Property or Personal Property (i) which (A) require lease payments by Seller with respect to the operation of the Hospital during the remaining term of such Lease in excess of Twenty Five Thousand Dollars ($25,000), or (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by the applicable Seller upon notice of thirty (30) calendar days or less, (ii) which are with any of the Hospital's referral sources (as determined by applicable health care laws, rules and regulations), including, without limitation, any physicians on the Hospital's medical staff, (iii) which are equipment leases treated as capital leases for financial accounting purposes or
(iv) in which Seller is a lessee of Real Property or an interest in Real Property. Schedule 1.9(e) and/or Schedule 2.7(b) includes a list of all Leases in respect of Real Property or Personal Property which contain a covenant not to compete or restrictive covenant which is binding upon Seller and/or the operation of the Hospital. The Leases set forth on Schedule 1.9(e) are referred to herein as the "Material Leases".

             (b) Schedule 1.9(f) includes a list of all Contracts (i) which (A) require the payment by Seller with respect to the operation of the Hospital during the remaining term of such instrument in excess of Twenty Five Thousand Dollars ($25,000), or (B) either have a remaining term in excess of twelve (12) months or cannot be terminated by the applicable Seller upon notice of thirty
(30) calendar days or less, (ii) which are with any of the Hospital's referral sources (as determined by applicable health care laws, rules and regulations), including, without limitation, any physicians on the Hospital's medical staff or
(iii) which relate to joint ventures (in the form of partnerships, limited liability companies or corporations) in which Seller has an equity interest.
Schedule 1.9(f) and/or Schedule 2.7(b) includes a list of all Contracts which contain a covenant not to compete or restrictive covenant which is binding upon Seller and/or the operation of the Hospital. The Contracts set forth on Schedule 1.9(f) are referred to herein as the "Material Contracts".

             (c) Each Material Contract and Material Lease is in full force and effect and is the valid and binding obligation of Seller and, to the knowledge of Seller, of each other party thereto, except where a failure of the Material Contracts and Material Leases to be in full force and effect is not material, individually or in the aggregate, to the operation of the Hospital.

             (d) Schedule 2.4(d) sets forth a list of the Excluded Multi-Facility Contracts which are material to the operation of the Hospital.

         2.5 Required Consents. Except as set forth on Schedule 2.5, Seller is not a party to or bound by, nor are any of the Assets subject to, any mortgage, material Lien, deed of trust, Material Lease, Material Contract, or any material order, judgment or decree which (a) requires the consent of another to the execution of this Agreement or (b) requires the consent of another to consummate the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute (with or without notice or lapse of time or both) a default under, any Material Contract or Material Lease to which Seller is a party, or which is binding on Seller, or to which the Assets are subject. The consummation of the transactions contemplated by this Agreement will not give any other party to any such Material Contract or Material Lease a right to cancel or terminate the same, a right to modify or amend the terms thereof, or result in an acceleration of the maturity or performance of any obligation under any such Material Contract. No such breach, default, cancellation, termination, modification or amendment or acceleration described in this Section 2.5 would prevent Seller from consummating the transactions contemplated by this Agreement, or would result in the creation of any Lien or liability on any material assets of Seller, including without limitation the Assets. No provision of Section 2.4(c) or this Section 2.5 (other than the first sentence of this Section 2.5) shall apply to any failure to obtain consents to the assignment of the Contracts and Leases from the third parties to the Contracts and Leases in which consent is required to assign the Contracts and Leases to Purchaser (the "Contract and Lease Consents"). In no event shall the terms of the immediately preceding sentence affect Seller's obligations to Purchaser which are set forth in Section 9.3.

         2.6 Compliance With Laws and Contracts.

             (a) Except as set forth in Schedule 2.6(a), Seller, with respect to the operation of the Hospital, is in compliance with all applicable laws, statutes, ordinances, orders, rules, regulations, policies, guidelines, licenses, certificates, certificates of need, judgments or decrees of all judicial or governmental authorities (federal, state, local, foreign or otherwise), except where the failure to be in such compliance would not be material to the operation of the Hospital. Seller, with respect to the operation of the Hospital, has not been charged with or given notice of, and to the best knowledge of Seller, Seller, with respect to the operation of the Hospital, is not under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable (i) material law, statute, ordinance, rule, regulation, policy or guideline promulgated, (ii) material license, certificate or certificate of need issued, or (iii) order, judgment or decree entered, by any federal, state, local or foreign court or governmental authority relating to the Hospital or the business of the Hospital. Notwithstanding the foregoing, no provision of this Section 2.6(a) shall be deemed a representation or warranty by Seller as to compliance with any Environmental Laws (as defined in Section 2.6(c) below).

             (b) Seller's ownership and operation of the Hospital and the Assets are and have been in compliance with all Environmental Laws, except where the failure to be in such compliance would not be material to the operation of the Hospital. Seller has obtained all licenses, permits and approvals necessary or required under all applicable Environmental Laws (the "Environmental Permits") for the ownership and operation of the Hospital and the Assets. All such Environmental Permits are in effect and, to Seller's knowledge, no action to revoke or modify any of such Environmental Permits is pending. There is not now pending or, to Seller's knowledge, threatened, any claim, investigation or enforcement action by any governmental authority (whether judicial, executive or administrative) concerning Seller's potential liability under Environmental Laws in connection with the ownership or operation of the Hospital or the Assets. To Seller's knowledge, there has not been a release or threatened release of any Hazardous Substance at, upon, in, under or from the Hospital or the Assets at any time. At no time during Seller's ownership of the Real Property, and to Seller's knowledge at no time during others' ownership of the Real Property, have any Hazardous Substances been present on the Real Property except as may be utilized as a matter of course in Hospital operations and in accordance with applicable Environmental Laws.

             (c) For the purposes of this Agreement, the term "Environmental Laws" shall mean all state, federal or local laws, ordinances, codes or regulations relating to Hazardous Substances or to the protection of the environment, including, without limitation, laws and regulations relating to the storage, treatment and disposal of medical and biological waste. For purposes of this Agreement, the term "Hazardous Substances" shall mean (i) any hazardous or toxic waste, substance, or material defined as such in (or for the purposes of) any Environmental Laws, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

             (d) Seller has performed all material obligations relating to the Assets and the business of the Hospital (including under all Material Contracts and Material Leases), and is not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor to Seller's knowledge, is there any claim of such breach or default with respect to any obligation to be performed, under any Material Contract, Material Lease, guaranty, indenture or loan agreement relating to the Assets or the business of the Hospital, which breach or default or its consequences might be material to the operation of the Hospital. No provision of this Section 2.6(d) shall apply to any failure to obtain the Contract and Lease Consents. In no event shall the terms of the immediately preceding sentence affect Seller's obligations to Purchaser which are set forth in Section 9.3.

         2.7 Title; Sufficiency.

             (a) Seller has good and marketable fee simple or leasehold title, as the case may be, to its Real Property. Seller has good and valid title to its Personal Property, which individually or in the aggregate is material to the condition (financial or otherwise), operations or the business of the Hospital.

             (b) The Real Property and the Personal Property is held by Seller free and clear of all Liens, and is not, in the case of the Real Property, subject to any rights-of-way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to such properties, (i) liens for current real property taxes and assessments not yet due and payable, (ii) rights of way, building or use restrictions, exceptions, easements, covenants, variances, reservations and other limitations of any kind, if any, which do not materially impair the ordinary business operations of the Hospital or for which, in respect of matters affecting title to the Real Property, title insurance coverage has been obtained and (iii) other such encumbrances as are set forth in Schedule 2.7(b). None of the Real Property is subject to a pending, or to Seller's knowledge threatened, condemnation or similar proceeding.

             (c) The Inventory with respect to the Hospital is, and at the Closing Date will be, maintained in such quality and quantities as is consistent with the Hospital's historical practices.

             (d) The Assets and the Excluded Assets comprise substantially all of the property and assets used in the conduct of the businesses and operation of the Hospital.

             (e) Those assets listed on the spreadsheet which is attached to
Schedule 1.10(y) are located at (i) the Department (i.e. on the fourth floor of the Hospital) or (ii) the office located at 3131 La Canada, North Las Vegas, Nevada.

         2.8 Certain Representations With Respect to the Hospital.

             (a) All material licenses, permits, certifications, authorizations and certificates of need which are necessary to operate the business of the Hospital by Seller are valid and in good standing. Schedule 2.8(a) contains an accurate list of the material licenses, permits, certifications, authorizations and certificates of need which are necessary to operate the business of the Hospital by Seller, true and complete copies of which have been delivered to Purchaser or will be delivered promptly after the Effective Date.

             (b) The Hospital is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the periods set forth in
Schedule 2.8(b). With respect to the Hospital, Seller has previously delivered to Purchaser or will promptly deliver after the Effective Date, a true and complete copy of the most recent JCAHO accreditation survey report and deficiency list, if any; the most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshal's survey and deficiency list, if any, and the corresponding plans of correction or other responses.

             (c) The Hospital is certified for participation in the Medicare and Medicaid programs, has current and valid provider contracts with each of such programs, is in substantial compliance with the conditions of participation of each of such programs and has received all approvals or qualifications necessary for capital reimbursement of the Assets. Seller has not received notices from the regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare or Medicaid programs of any pending or threatened investigations with respect to the operation of the Hospital. Seller, with respect to the operation of the Hospital, has not been excluded from the Medicare or Medicaid programs or any state health care program, and there is no pending or, to Seller's knowledge, threatened exclusion action against Seller with respect to the operation of the Hospital.

             (d) Seller has delivered or will promptly deliver to Purchaser, with respect to the operation of the Hospital, true and exact copies of (i) all cost reports which Seller filed with Medicare and Medicaid for the last three
(3) years, as well as all material correspondence and other material documents relating to any disputes and/or settlements with Medicare or Medicaid within the last three (3) years. Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospital for Medicare, Medicaid (if required) and Blue Cross (if required) through the periods set forth in Schedule 2.8(d) (the "Audit Periods"). Each of such reports was timely filed. Seller has not received notice of any material dispute between the Hospital and the applicable governmental agency or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 2.8(d). To Seller's knowledge, there are no pending or threatened material claims by any of such programs against the Hospital with respect to the Audit Periods or any period thereafter. To Seller's knowledge, Seller, with respect to the operation of the Hospital, is not subject to any pending but unassessed Medicare or Medicaid claim payment adjustments, except to the extent Seller has established adequate reserves for such adjustments.

             (e) With respect to the operation of the Hospital, Seller has no outstanding loan, grant or loan guarantee pursuant to the Hill-Burton Act (42 USC Section 291a, et seq.) and the transaction contemplated hereby will not result in any obligation on the part of Purchaser or the Hospital to repay any such loans, grants, or loan guarantee or provide uncompensated care in consideration thereof.

             (f) Seller has previously delivered or will promptly deliver to Purchaser, with respect to the Hospital, a copy of the blank forms generally used with respect to medical staff privilege and membership application or delineation or privilege; and all current medical staff bylaws, rules and regulations and amendments thereto.

             (g) Schedule 2.8(g) sets forth a complete and accurate list of (i) the name of each member of the medical staff of the Hospital as of the Effective Date, and (b) the specialty, if any, of each medical staff member.

         2.9 Brokers and Finders. Other than Citigroup, neither Seller nor any affiliate thereof, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

         2.10 Financial Statements. The following have been or will be prepared from the books and records of Seller (a) the audited financial statements of Seller with respect to the operation of the Hospital as of December 31, 2001 and December 31, 2002, and for the years ended December 31, 2001 and December 31, 2002 (the "Audited Statements"), (b) the unaudited financial statements of Seller with respect to the operation of the Hospital as of November 30, 2003 and for the eleven (11) months then ended (the "November Financials"), (c) the unaudited financial statements of Seller with respect to the operation of the Hospital for months subsequent to November 2003 as made available pursuant to
Section 4.5 (the ("Interim Financials") (the November Financials and the Interim Financials are referred to herein collectively as the "Unaudited Financials")
(d) the Interim Balance Sheet and (e) the Final Balance Sheet (the Audited Statements, the Unaudited Financials, the Interim Balance Sheet and the Final Balance Sheet are collectively referred to herein as the "Financial Statements"). The Unaudited Financials and a draft of the Audited Statements are attached as Schedule 2.10; provided that the Audited Statements in final form will be attached as Schedule 2.10 as soon as practicable after the Effective Date (and in no event later than seven (7) days after the Effective Date) and will not be materially different from the draft of the Audited Statements attached as Schedule 2.10 as of the Effective Date. The Financial Statements fairly present, or will fairly present, the financial position and results of operations, as applicable, of Seller with respect to the operation of the Hospital as of and for the periods then ended, in each case in conformity with GAAP during such periods, except that the Financial Statements (other than the Audited Statements) (i) do not reflect all cost report adjustments, allocations or adjustments of overhead, intercompany interest or income taxes, and other year-end adjustments, (ii) do not contain footnotes, (iii) were prepared without physical inventories except for the Final Balance Sheet for which a physical inventory will be taken in accordance with Section 1.3, (iv) do not contain an unaudited statement of cash flow, (v) omit substantially all the disclosures required by generally accepted accounting principles, (vi) are not restated for subsequent events, (vii) do not reflect any adjustments for impairment of long-lived assets or goodwill, or restructuring charges or the reclassification of assets held for sale on the balance sheet, (viii) do not reflect accounts receivable sale transactions with an affiliate and (ix) may not fully reflect the following liabilities: (A) vacation, holiday and similar accruals and accruals in respect of Seller's or any affiliate of Seller's self-insured employee health benefits, (B) liabilities payable in connection with workers' compensation claims, (C) liabilities payable pursuant to any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by Seller or any affiliate of Seller on account of the Hospital's employees, the chief executive officer of the Hospital ("CEO"), the chief financial officer of the Hospital ("CFO"), the chief operating officer of the Hospital ("COO") and the chief nursing officer of the Hospital ("CNO"), (D) federal, state and local income or franchise taxes and (E) payroll and bonuses payable and vacation, holiday and similar accruals with respect to the CEO, CFO, COO and CNO. Except for liabilities disclosed in the Financial Statements, liabilities incurred in the ordinary course of business since the date of the latest available Unaudited Financials consistent with past practice or liabilities disclosed in this Agreement, Seller has no material liabilities or obligations (including without limitation securitization transactions and off-balance sheet arrangements) of any nature with respect to the operation of the Hospital.

         2.11 Legal Proceedings. There is no material Litigation pending or, to the best knowledge of Seller, threatened relating to or affecting Seller with respect to the operation of the Hospital or any of the Assets before any court or governmental body (whether judicial, executive or administrative). Seller, with respect to the operation of the Hospital, is not subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to it or its assets, including the Assets, which would be material to the Assets or the business condition (financial or otherwise) of the Hospital. There is no Litigation pending, or to the knowledge of Seller threatened, which challenges the validity of this Agreement or which, if adversely determined, could reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

         2.12 Employee Benefits.

              (a) Schedule 2.12 contains a list of (i) each pension, profit sharing, bonus, deferred compensation, or other retirement plan or arrangement of Seller with respect to the operation of the Hospital, whether oral or written, which constitutes an "employee pension benefit plan" as defined in
Section 3(2) of ERISA, (ii) each medical, health, disability, insurance or other plan or arrangement of Seller with respect to the operation of the Hospital, whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and (iii) each other employee benefit or perquisite provided by Seller with respect to the operation of the Hospital, in which any employee of Seller participates in his capacity as such (collectively, the "Seller Plans"). Copies of the summary plan descriptions and brochures with respect to the Seller Plans have previously been, or will promptly be, furnished to Purchaser.

              (b) Seller, with respect to the operation of the Hospital, is not a participant in any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA in which employees of Seller participate and no withdrawal liability has been incurred by or, to Seller's knowledge, asserted against Seller or an ERISA Affiliate with respect to a multiemployer plan.

              (c) With respect to each Seller Plan, to Seller's knowledge, Seller does not have any direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made. Neither the Hospital nor any of the Assets are subject to any lien under ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

              (d) No amounts payable by Seller under any contract, agreement or arrangement with respect to the operation of the Hospital will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or in connection with a related event, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of Seller from the Seller under any Seller Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Seller Plan or otherwise or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

              (e) All of the Seller Plans have been administered in material compliance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Seller Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code), has occurred in respect of any of the Seller Plans that would result in any material liability to Seller. Other than claims for benefits, there are not pending or, to Seller's knowledge, threatened any claims relating to the Seller Plans by any employee of Seller with respect to the operation of the Hospital, alleging a breach or breaches of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of Seller or any of the Seller Plans under ERISA or any other law that would have a material adverse effect on Seller. To Seller's knowledge, none of the Seller Plans discriminates in operation in favor of employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. To Seller's knowledge, all material returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to any of the Seller Plans have been timely filed or delivered. Except as set forth on
Schedule 2.12(e) and except for routine random audits or submissions by Seller to the Voluntary Compliance Resolution Program, none of the Seller Plans have been audited or investigated by either the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Seller Plans pending before such governmental agencies.

         2.13 Personnel.

              (a) Schedule 2.13(a) sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, the paid time off pay, including CashPlus and Reserve Sick, and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospital and indicating whether such employee is a part-time or full-time employee.

              (b) Except as set forth on Schedule 2.13(b), there are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospital. There is no unfair labor practice complaint against Seller pending, or to the best knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospital. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the best knowledge of Seller threatened by or involving the employees of Seller with respect to the operation of the Hospital.

         2.14 Insurance. Seller maintains, and has maintained, without interruption, at all times during Seller's ownership of the Hospital, self-insurance or policies or binders of insurance covering such risks and events, including personal injury, property damage, malpractice and general liability, to provide adequate and sufficient insurance coverage for all the assets and operations of the Hospital. Schedule 2.14 contains a list of all such insurance maintained by Seller with respect to the operation of the Hospital as of the Effective Date.

         2.15 Solvency. Seller is not insolvent and Seller will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of Seller's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on its businesses and all businesses which it is about to engage.

         2.16 Seller Knowledge. References in this Agreement to "Seller's knowledge", "knowledge of Seller" or the "best knowledge of Seller" mean the actual knowledge of the CEO, the CFO, the COO, the CNO and Barry Wolfman, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

         2.17 Taxes and Tax Returns. Seller has duly filed all federal, state, foreign and local Tax Returns required to be filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all Taxes (including any interest or penalties) which are due and payable, whether or not in connection with such returns. Seller, with respect to the operation of the Hospital, has withheld proper and accurate amounts from its employees' compensation, and made deposits of all such withholdings, in material compliance with all withholding and similar provisions of the Code and any and all other applicable laws.

There are no Liens for Taxes upon the Assets, except for statutory Liens for current Taxes not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings. For purposes of this Agreement, "Tax" or "Taxes" shall mean (i) any tax of any kind, including, without limitation, all income, property, sales, use, occupation, payroll, transfer, estimated, franchise, excise, value added, employees' income withholding and social security taxes, and related to such taxes, charges, fees, levies, penalties or other assessments of any kind, together with any interest and penalties, addition to tax or additional amounts imposed by any taxing authority, whether disputed or not, imposed by the United States or by any foreign country, or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and (ii) any interest thereon. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or amendment or other document (including any related or supporting information) with respect to Taxes.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Effective Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

         3.1 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and has full corporate power and authority to carry out the transactions contemplated hereby.

         3.2 Binding Agreement. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and
(b) limitations on the enforcement of equitable remedies.

         3.3 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

         3.4 No Violation. Except as set forth in Schedule 3.4, neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the material provisions hereof by Purchaser will (i) violate, conflict with or result in a breach of any material provision of the Certificate of Incorporation, Bylaws or other organizational documents of Purchaser, (ii) violate any order, writ, injunction, ruling or material law of any court or governmental authority, United States or foreign, applicable to Purchaser, or cause the suspension or revocation of any governmental license or authorization applicable to or binding upon or affecting Purchaser, or (iii) require any material consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

         3.5 Brokers and Finders. Except as described on Schedule 3.5, neither Purchaser nor any affiliate thereof nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

         3.6 Representations of Seller. Purchaser acknowledges that it is purchasing the Assets on as "AS IS, WHERE IS" basis (as more particularly described in Section 1.13), and that Purchaser is not relying on any representation or warranty (expressed or implied, oral or otherwise) made on behalf of Seller other than as expressly set forth in this Agreement.

         3.7 Legal Proceedings. Except as described on Schedule 3.7, there are no claims, proceedings or investigations pending or, to the best knowledge of Purchaser, threatened relating to or affecting Purchaser or any affiliate of Purchaser before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would materially adversely affect the properties, business condition (financial or otherwise) of Purchaser or any affiliate of Purchaser. Neither Purchaser nor any affiliate of Purchaser is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to Purchaser or any affiliate of Purchaser which would be material to the condition (financial or otherwise), operations or business of Purchaser or any affiliate of Purchaser. There are no claims, proceedings or investigations pending, or to the knowledge of Purchaser threatened, which challenges the validity of this Agreement or which, if adversely determined, could reasonably be expected to adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

         3.8 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (a) the fair salable value of Purchaser's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and
(c) Purchaser has capital sufficient to carry on its businesses and all businesses which it is about to engage.

         3.9 No Knowledge of Seller's Breach. As of the Effective Date, neither Purchaser nor any of its affiliates has knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Purchaser from its timely performance of its obligations hereunder. If information comes to Purchaser's attention on or before the Closing Date (whether through Seller or otherwise) which indicates that Seller has breached any of its representations and warranties under this Agreement, then Purchaser must promptly, but in any event within three business days, notify Seller if any such breach comes to its attention on or before the Closing Date, and Purchaser's failure to so notify Seller shall constitute a waiver by Purchaser of Seller's breach, if any, of any representation or warranty. If information comes to Purchaser's attention on or before the Closing Date (whether through Seller or otherwise) which would excuse Purchaser from its timely performance of its obligations hereunder, Purchaser must promptly, but in any event within three business days, notify Seller if any such information comes to its attention on or before the Closing Date, and Purchaser's failure to so notify Seller shall constitute a waiver of such condition or circumstances insofar as it would excuse Purchaser from its timely performance of its obligations hereunder.

         3.10 Ability to Perform. Purchaser has the ability to obtain funds in cash in amounts equal to the Cash Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Cash Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

         3.11 Purchaser Knowledge. References in this Agreement to "Purchaser's knowledge or "the best knowledge of Purchaser" mean the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Purchaser, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

                                   ARTICLE 4

                               COVENANTS OF SELLER

         4.1 Access and Information; Inspections. From the Effective Date through the Effective Time, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital. From the Effective Date through the Effective Time, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller's possession as to businesses and properties of the Hospital as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospital. Such access may include consultations with the personnel of Seller. Further, Purchaser may, at its sole cost and expense (except as otherwise provided in Section 12.12), undertake environmental, mechanical and structural surveys of the Hospital. Purchaser acknowledges that it shall coordinate its access and inspection activities contemplated by this Section 4.1 through David R. Mayeux or his designee.

         4.2 Conduct of Business. On and after the Effective Date and prior to the Effective Time, and except as otherwise consented to or approved by an authorized officer of Purchaser in writing or required by this Agreement, Seller shall, with respect to the operation of the Hospital:

             (a) carry on its businesses with respect to the operation of the Hospital in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller is required to adopt such changes under generally accepted accounting principles or THC adopts such changes on a company-wide basis, in which event Seller shall give Purchaser prompt written notice thereof), or real or personal property;

             (b) maintain the Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

             (c) perform all of its material obligations under agreements relating to or affecting the Hospital, its respective operations or the Assets;

             (d) keep in full force and effect present insurance policies or other comparable self-insurance; and

             (e) use its reasonable efforts to maintain and preserve its business organization intact, retain its present employees at the Hospital and maintain its relationships with physicians, suppliers, customers and others having business relationships with the Hospital and take such actions as are necessary and use its reasonable efforts to cause the smooth, efficient and successful transition of business operations and employee and other relations to the Purchaser as of the Effective Time.

         4.3 Negative Covenants. From the Effective Date until the Effective Time, with respect to the operation of the Hospital, Seller shall not, without the prior written consent of Purchaser in accordance with the procedures set forth below or except as may be required by law:

             (a) amend or terminate any of the Contracts, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds Twenty Five Thousand Dollars ($25,000);

             (b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller's customary personnel policies; provided, however, this Section 4.3(b) shall not apply to (i) agreements or arrangements with any of the CEO, CFO, COO or CNO (collectively, the "Leadership Team") which are consistent with the practices of the affiliates of Seller on a regional or a nationwide basis, provided that Seller gives Purchaser prompt written notice thereof, or (ii) any non-recurring payments or proposed non-recurring payments by Seller or any affiliate of Seller to any of the Hospital Employees (including any member of the Leadership Team) to provide an incentive to such Hospital

Employees (or to any member of the Leadership Team) to remain employed at the Hospital through the Effective Time, provided that Seller gives Purchaser prompt written notice thereof;

             (c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the Assets;

             (d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

             (e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;

             (f) take any action outside the ordinary course of business; or

             (g) reduce Inventory except in the ordinary course of business.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser's prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives Seller's written notice. Notwithstanding any provision to the contrary contained in this Agreement, neither Section 4.2 nor this Section 4.3 shall be construed to prohibit Seller from engaging in any act which Seller reasonably believes is necessary to preserve and protect the continued operation of the Hospital. Seller shall give Purchaser prompt written notice subsequent to taking any act described in the immediately preceding sentence.

         4.4 Cooperation. Seller shall reasonably cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser's efforts to obtain all consents, approvals, authorizations, clearances, certificates of need, waivers and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and
(b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement; provided, however, that it shall be Purchaser's responsibility to obtain all consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall not be obligated to obtain the approval or consent from any party to any of the Contracts or Leases to the assignment of such Contracts or Leases to Purchaser, even if any such Contract or Lease states that it is not assignable without such party's consent; provided, however, Seller shall from the Effective Date until the Closing Date cooperate with Purchaser in Purchaser's efforts to (i) obtain the consent to assignment from the applicable third parties to any Contract or Lease for which such consent is required in connection with the consummation of the transaction contemplated by this Agreement and (ii) enter into new contracts with respect to Excluded Multi-Facility Contracts. Notwithstanding any provision to the contrary contained in this Agreement (but without limiting Seller's obligations contained in

Section 9.3), any and all liability resulting from the assignment of any Contract or Lease without the required consent thereto shall rest with Purchaser.

         4.5 Additional Financial Information. Within thirty (30) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income relating to Seller with respect to the operation of the Hospital for each month then ended, together with a year-to-date compilation, which presentation shall be consistent with the provisions of
Section 2.10 which are applicable to the Financial Statements (other than the Audited Statements). Notwithstanding the foregoing to the contrary, Seller shall not be required to deliver to Purchaser the unaudited balance sheet and related unaudited statements of income relating to Seller with respect to the operation of the Hospital for the month ended December 31, 2003 (the "December Unaudited Statements") until February 15, 2004. If the Closing Date occurs prior to February 15, 2004, Seller shall deliver the December Unaudited Statements to Purchaser following the Closing, but in any event on or before February 15, 2004.

         4.6 No-Shop.

             (a) From and after the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospital or the Assets (or any material portion thereof) or of any stock or other securities or other interest owned by Seller which are among the Assets;
(ii) solicit offers to buy all or any material portion of the Hospital or the Assets, or any stock or other securities or other interest owned by Seller which are among the Assets; (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation or looking toward a merger or consolidation of Seller; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of the Hospital or the Assets or any stock or other securities or other interest owned by Seller which are among the Assets, or with respect to any merger, consolidation, or similar transaction involving Seller. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller or its affiliates from engaging in corporate transactions involving Seller's or Seller's affiliates' stock or securities, including macro-level mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospital or the Assets.

             (b) Any reference in this Agreement to an "affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an "affiliate" shall not include the stockholders of THC or any officer or director of any Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting interests, by contract or otherwise. A "Person" shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

         4.7 Seller's Efforts to Close. Seller shall use its reasonable commercial efforts to promptly satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser's obligations under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions.

         4.8 Title Matters. Prior to the Closing Date, Seller shall deliver to Purchaser (a) a preliminary binder or title commitment(s) of a date no earlier than November 1, 2003 (the "Title Commitment") sufficient for the issuance of an ALTA Extended Coverage Owner's Title Insurance Policy with respect to the Owned Real Property (the "Owner's Title Policy") and an ALTA Extended Coverage Leasehold Title Policy with respect to any ground lease specified on Schedule
4.8 (the "Leasehold Title Policy") (the Owner's Title Policy and the Leasehold Title Policy are collectively referred to in this Agreement as the "Title Policy"), issued by Chicago Title Insurance Company (the "Title Company"), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the "Title Instruments") and (b) ALTA surveys of the Owned Real Property and real property subject to any ground lease specified on Schedule 4.8 complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys for the Owned Real Property and real property subject to any ground lease specified on Schedule 4.8 (the "Surveys") prepared by Smith Roberts Baldischwiler, LLC, containing a surveyor's certificate in compliance with ALTA/ASCM land title survey requirements. Section
12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.

         4.9 Termination of Hospital Employees. Upon the Transition Time, the Hospital Employees (other than the Retained Management Employees or the CEO) shall cease to be employees of Seller and Seller's affiliates, and shall be removed from such entities' respective payrolls. Seller shall terminate effective as of the Transition Time the active participation of all of the Hospital Employees (other than the Retained Management Employees or the CEO) in all of the Seller Plans, and shall cause each Seller Plan to comply with all applicable laws. After the Transition Time, Seller shall timely make or cause to be made by Seller's affiliates appropriate distributions to, or for the benefit of, all of the Hospital Employees (other than the Retained Management Employees or the CEO) in respect of the Seller Plans which are in force and effect with respect to the Hospital Employees (other than the Retained Management Employees or the CEO) at the Hospital immediately prior to the Transition Time in accordance with ERISA, the Code and the terms and conditions of the Seller Plans; provided, however, no such distribution shall be required to the extent it is among the Assumed Obligations. Seller shall provide Purchaser promptly following the Closing with a schedule of all of the Hospital Employees terminated (other than for cause) within ninety (90) days prior to the Effective Time.

         4.10 Termination Cost Reports. Seller shall file all Medicare, Medicaid, Blue Cross and any other termination cost reports required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations.

         4.11 Supplements to Disclosure Schedule. From the Effective Date through the Closing Date, Seller will promptly notify Purchaser if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the Effective Date. Should any such fact or condition require any change in the Disclosure

Schedule, Seller will promptly deliver to Purchaser a supplement to the Disclosure Schedule specifying such change.

         4.12 Environmental Survey. Seller shall promptly obtain from an environmental consulting firm (the "Consultant") a written environmental survey of the Owned Real Property (the "Environmental Survey") and shall deliver the Environmental Survey to Purchaser, which survey shall be identified on Exhibit
4.12 hereto. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Environmental Survey.

         4.13 Noncompetition. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, neither Seller nor any of Seller's affiliates or successors, shall, for a period of three (3) years following the Closing Date, without the prior written consent of Purchaser, directly or indirectly, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of or serve as a lender to, any Competing Business within the Seller Business Service Area. For purposes of this Agreement, the term "Competing Business" means the business of owning and operating general acute care hospitals, and the term "Seller Business Service Area" means the area within a twenty-five (25) mile radius of the Acute Care Hospital. Notwithstanding the foregoing, the following shall be excluded from the foregoing provisions of this Section 4.13: (a) the general acute care hospital activities of Seller and Seller's affiliates as of the Closing Date (other than the activities of the Hospital) and (b) Seller's or any affiliate of Seller's acquisition and operation of a general acute care hospital within the Seller Business Service Area after the Closing Date so long as such hospital was acquired in a transaction in which the amount of consideration allocated to such hospital is less than twenty percent (20%) of the total consideration necessary to consummate such transaction. Seller shall not actively solicit any of the Hospital Employees (other than the Retained Management Employees) to remain or become an employee of Seller between the Closing Date and the one year anniversary of the Closing Date; provided, however, that at any time Seller may make a general solicitation not directed specifically at Hospital Employees to recruit employees through any means and shall have the right to hire Hospital Employees who respond to such permitted solicitation efforts or seek such employment unsolicited by Seller. After the Effective Time, Seller shall not, and shall use its reasonable commercial efforts to cause its directors, officers, employees and agents to not, use for any purpose any confidential information which specifically relates to the Hospital, other than (i) as required for financial reporting purposes and (ii) as reasonably necessary in connection with Seller's transition of the ownership and operation of the Hospital to Purchaser. Seller shall cause each of its affiliates to comply with the obligations imposed by this Section 4.13. In the event that the provisions contained in this Section 4.13 shall ever be deemed to exceed the time or geographic limits or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

         4.14 Enforceability. Seller hereby acknowledges that the covenant contained in Section 4.13 above is a condition precedent to Purchaser's entering into this Agreement, and that such restrictions are reasonable and necessary to protect the legitimate interests of Purchaser following the Closing Date. The parties also hereby acknowledge and agree that any breach of Section 4.13 would result in irreparable injury to Purchaser and that any remedy at law for any breach of Section 4.13 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Seller hereby specifically consents that, without necessity of proof of actual damage, Purchaser may be granted temporary or permanent injunctive relief, that Purchaser shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Purchaser shall be entitled to recover its reasonable fees and expenses, including attorneys' fees, incurred by Purchaser in enforcing the restrictions contained in Section 4.13.

         4.15 Misdirected Payments. To the extent there are any misdirected funds forwarded to Seller (or one of its subsidiaries) by any third parties, which misdirected funds are paid in respect of the performance of services by or on behalf of the Hospital from and after the Effective Time, Seller shall remit such misdirected funds to Purchaser within ten (10) business days after receipt thereof, to the account(s) designated by Purchaser. Each of Seller and Purchaser further agree that, to the extent that Purchaser has not obtained a provider number with respect to the Hospital prior to the Effective Time, Purchaser (or a subsidiary of Purchaser) shall be entitled to, subject to applicable law and the terms of the applicable third party payor provider agreement, use the provider number obtained by Seller prior to the Effective Time with respect to the Hospital. Furthermore, Seller and Purchaser understand and agree that all payments by third party payors in respect of such licensed provider numbers for goods and services provided on and after the Effective Time ("Post-Closing Payments") shall be solely for the account of Purchaser. Seller (on its behalf and on behalf of its subsidiaries) hereby irrevocably assigns to Purchaser, subject to applicable law, all right, title and interest it may have in respect of such Post-Closing Payments and hereby agrees to remit to Purchaser such Post-Closing Payments within ten (10) business days after its receipt thereof.

                                   ARTICLE 5

                             COVENANTS OF PURCHASER

         5.1 Purchaser's Efforts to Close. Purchaser shall use its reasonable commercial efforts to promptly satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller's obligations under this Agreement to the extent that Purchaser's action or inaction can control or influence the satisfaction of such conditions.

         5.2 Required Approvals. Purchaser (a) shall use its reasonable best efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need, waivers and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) and to cause all of its covenants and agreements to be performed, satisfied and fulfilled; and (b) will provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request. Purchaser shall be entitled, but not obligated, to obtain any of the Contract and Lease Consents. Purchaser shall be entitled, but not obligated, to solicit obtaining estoppel certificates from any third party to any Lease of Real Property. Purchaser's failure to obtain any or all of the Contract and Lease Consents or estoppel certificates as of the Closing Date shall not be a condition precedent to either party's obligation to close the transactions contemplated by this Agreement.

         5.3 Certain Employee Matters.

             (a) During the period (the "Transition Period") commencing at the Effective Time and ending immediately prior to the Transition Time, each Hospital Employee shall remain an employee of its employer as of the Effective Time (whether such employer is Seller or an affiliate of Seller), subject to normal personnel actions occurring in the ordinary course of business. During the Transition Period, or until such earlier time as any such Hospital Employee ceases to be an employee of such employer, each such Hospital Employee (other than the CEO) shall be leased to Purchaser from Seller or the employing affiliate on substantially the terms and conditions as are set forth in the Employee Leasing Agreement. During the Transition Period, each leased Hospital Employee shall continue to participate in all Seller Plans on the same basis as in effect immediately prior to the Effective Time, subject to the terms of the Employee Leasing Agreement.

             (b) Purchaser covenants and agrees that it shall make offers of employment effective as of the Transition Time (in substantially equivalent positions) to all of the persons who are employees of (i) Seller with respect to the operation of the Hospital or (ii) any affiliate of Seller which employs individuals at the Hospital, (whether such employees are full time employees, part-time employees, on short-term or long-term disability or on leave of absence pursuant to Seller's policies, or the Family and Medical Leave Act of 1993 or other similar local law (such laws being collectively referred to herein as the "FMLA")) immediately prior to the Transition Time (the "Hospital Employees"), provided, however, (A) that no Hospital Employee who is on any disability or leave of absence at the Transition Time other than Hospital Employees on leave of absence to the extent required pursuant to the FMLA shall become a Hired Employee unless and until such Hospital Employee reports back to work in accordance with Seller's and its affiliates' practices at such time and
(B) Purchaser shall not be required to make an offer of employment to the CEO. Notwithstanding the foregoing, Purchaser acknowledges that Seller has the right, but is not required, to retain any management-level Hospital Employee who does not accept Purchaser's employment offer made under this Section 5.3(b), which individuals will remain employed by Seller or its applicable affiliate as of the Transition Time (the "Retained Management Employees"); provided, however, that beginning on the Effective Date, Seller shall not solicit management level Hospital Employees (other than the CEO) or otherwise interfere with Purchaser's attempt to employ same until the fifteenth (15th) day following the Transition Time. Any of the Hospital Employees who accept an offer of employment with Purchaser as of or after the Transition Time shall be referred to in this Agreement as the "Hired Employees". Purchaser shall ensure that the terms and conditions of employment (including initial position, cash compensation, shifts, benefits, including without limitation health, dental, disability, life insurance and retirement plans) of each of the Hired Employees on and after the Transition Time are no less favorable in the aggregate than those provided the Hospital Employees immediately prior to the Transition Time.

             (c) Purchaser shall give all Hired Employees full credit for accumulated sick pay and extended sick pay as reflected by the Sick Pay Amount as of the Closing Date, and all other paid time off pay, including CashPlus obligations of Seller and/or Seller's affiliates to such employees, either by
(i) crediting such employees the time off reflected in the employment records of Seller and/or any of its affiliates immediately prior to the Effective Time or
(ii) by making full payments to such employees of the amounts which such employees would have received had they taken such paid time off; provided, however, this Section 5.3(c)(ii) shall not be applicable to the Sick Pay Amount as of the Closing Date.

             (d) On and after the Transition Time, Hired Employees shall be eligible for a medical and hospital plan sponsored by Purchaser. Hired Employees shall be given credit for periods of employment with Seller and Seller's affiliates, as applicable, prior to the Transition Time for purposes of determining eligibility to participate and amount of benefits (including without limitation vesting of benefits), and preexisting condition limitations will be waived with respect to Hired Employees and their covered dependents unless such preexisting condition limitations were applicable prior to the Transition Time. In addition, if prior to the Transition Time a Hired Employee or his covered dependents paid any amounts towards a deductible or out-of-pocket maximum in Seller's or its affiliate's medical and health plan's current fiscal year, such amounts shall be applied toward satisfaction of the deductible or out-of-pocket maximum in the current fiscal year of Purchaser's medical and health plan that covers Hired Employees on and after the Transition Time.

             (e) Within thirty (30) days after the Hospital Employees (other than the Retained Management Employees) cease to be employees of Seller and Seller's affiliates (as described in Section 4.9), such persons will be entitled to a distribution of their accounts under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan. Any such Person whose account remains with the Tenet Healthcare Corporation 401(k) Retirement Savings Plan will be subject to the distribution provisions of such plan. Purchaser shall provide Seller (i) with periodic reports, at least quarterly, to identify termination dates for the Hired Employees and (ii) upon Seller's reasonable request, prompt verification of the termination dates for Hired Employees.

             (f) Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code section 4980B and Part 6 of Title I of ERISA ("COBRA Coverage") with respect to the Hospital Employees (and their dependents) whose qualifying event occurred prior to the date on which such Hospital Employees become Hired Employees. Purchaser shall be responsible to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which such Hospital Employees become Hired Employees.

             (g) After the Transition Time, Purchaser will give reasonable assistance to Seller's and its affiliates' human resources department with respect to Seller's and Seller's affiliates' post-Transition Time administration of Seller's and Seller's affiliates' pre-Transition Time employee pension benefit plans and employee health or welfare benefit plans for the Hospital Employees (other than the Retained Management Employees). Within ten (10) days after the Transition Time, Purchaser shall provide to Seller a list of all the Hospital Employees who were offered employment by Purchaser but refused such employment.

         5.4 Use of Business Names. Purchaser covenants that it and its affiliates shall not use in their respective trades or businesses the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names or symbols not used exclusively at the Hospital prior to the Effective Time, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof.

         5.5 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller's designee any Excluded Assets found at the Hospital on and after the Effective Time, without imposing any charge on Seller for Purchaser's storage or holding of same on and after the Effective Time. Purchaser acknowledges that (a) the Excluded Assets include certain assets which Seller intends to sell to the WCC effective as of the Coverage Termination Date and (b) such assets may remain at the Hospital until the Coverage Termination Date.

         5.6 Confidentiality. Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser's counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser's obligations set forth in the immediately preceding sentence shall apply (a) between the Effective Date and the Effective Time with respect to Confidential Information which is among the Assets and (b) after the Effective Time for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Seller or the business of the Hospital, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or
(iv) which was in Purchaser's possession prior to disclosure thereof to Purchaser in connection herewith. The rights of Seller under this Section 5.6 shall be in addition to and not in substitution for the rights of Seller and Seller's affiliates under that certain Confidentiality Agreement between THC and Purchaser, dated March 20, 2003 (the "Confidentiality Agreement"), which Confidentiality Agreement shall survive the Closing.

         5.7 Enforceability. Purchaser hereby acknowledges that the covenant contained in Section 5.6 above is a condition precedent to Seller's entering into this Agreement, and that such restrictions are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 5.6 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.6 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys' fees, incurred by Seller in enforcing the restrictions contained in Section 5.6.

         5.8 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

         5.9 Tax-Deferred Exchange. Seller may effect one or more tax-deferred exchanges under Internal Revenue Code ss.1031 in respect of the Real Property (or a portion thereof). Purchaser agrees to accommodate Seller in effecting any such tax-deferred exchange. Seller shall have the right to elect such tax-deferred exchange at any time before the Closing Date. Seller and Purchaser agree, however, that consummation of the purchase and sale of the Real Property under this Agreement is not conditioned on such exchange. If Seller elects to make a tax-deferred exchange, Purchaser agrees to timely execute such additional escrow instructions, deeds, documents, agreements, or instruments to effect such exchange, and Purchaser acknowledges that time is of the essence in respect of Purchaser's cooperation hereunder, provided that Purchaser shall incur no additional costs, expenses, or liabilities in this transaction as a result of or in connection with such exchange.

         5.10 Indigent and Low Income Care. From and after the Effective Time, with respect to the operation of the Hospital, Purchaser shall adhere to and comply with its then existing policies (as in effect with respect to Purchaser's and Purchaser's affiliates' other hospitals) regarding indigent and charity care, as such policies may be amended or supplemented from time to time.

         5.11 Medical Staff. To ensure continuity of care in the community, Purchaser agrees that the Hospital's medical staff members in good standing as of the Effective Time shall maintain medical staff privileges at the Hospital as of the Effective Time. On and after the Effective Time, the medical staff will be subject to the Hospital's Medical Staff Bylaws then in effect, as amended from time to time in accordance with the terms thereof.

         5.12 Local Governing Board. Immediately after the Effective Time, Purchaser shall form a local governing board at the Hospital in accordance with the terms of this Section 5.12. Such local governing board shall be an advisory committee of the board of directors of Purchaser comprised of medical staff members, community leaders and the Hospital's Chief Executive Officer. The local governing board shall be subject to the authority of Purchaser's board of directors and the terms of Purchaser's Certificate of Incorporation, Bylaws and other organizational documents.

                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         Seller's obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

         6.1 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement.

         6.2 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

         6.3 Performance of Covenants. Purchaser shall have in all respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless Purchaser was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) business days after receipt of such notice.

         6.4 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser's counsel, dated the Closing Date, in substantially the form set forth in Exhibit 6.4 attached to this Agreement.

         6.5 Warranties True and Correct. The representations and warranties made by Purchaser and set forth in this Agreement and in the schedules attached hereto shall be true and correct in all material respects when made and as of the Closing Date.

         6.6 Governmental Authorizations. Purchaser shall have obtained all material consents, licenses, approvals, permits, certificates of need, waivers and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material consents, licenses, approvals, permits, certificates of need, waivers and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate governmental agencies or bodies).

         6.7 Supplemental Schedules. Seller shall have determined, in its reasonable discretion, that the updated and/or supplemented matters set forth in the Disapproved Schedules are not material.

                                   ARTICLE 7

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         Purchaser's obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

         7.1 Governmental Authorizations. Purchaser shall have obtained all material consents, licenses, approvals, permits, certificates of need, waivers and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement including reasonable assurances that any material consents, licenses, approvals, permits, certificates of need, waivers and authorizations not actually issued as of the Closing will be issued following Closing (which may include oral assurances from appropriate governmental agencies or bodies) including that Purchaser, with respect to the operation of the Hospital, will continue participation in the Medicare and Medicaid programs without material interruption in program payments.

         7.2 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

         7.3 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date; provided, however, this condition will be deemed to be satisfied unless Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) business days after receipt of such notice.

         7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

         7.5 Warranties True and Correct. The representations and warranties made by Seller and set forth in this Agreement and in the schedules attached hereto shall be true and correct in all material respects (except to the extent limited or qualified by materiality or material adverse effect, in which event such applicable representation and warranty shall be true and accurate in all respects in accordance with the terms of the applicable representation and warranty) when made and as of the Closing Date, except where the failure of the representations and warranties to be true and correct in all material respects (except to the extent limited or qualified by materiality or material adverse effect, in which event such applicable representation and warranty shall be true and accurate in all respects in accordance with the terms of the applicable representation and warranty) would not have a material adverse effect on the business (but not the prospects), assets, financial condition or operation of the Hospital taken as a whole. For purposes of this Section 7.5, the truth and correctness of the representations and warranties shall be construed as if Seller never provided Purchaser any supplement to the Disclosure Schedule pursuant to Section 4.11.

         7.6 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller's in-house counsel dated the Closing Date, in substantially the form attached hereto as Exhibit 7.6.

         7.7 Title Insurance Policy. Purchaser shall have received a fully effective Title Policy issued to Purchaser by the Title Company covering the Owned Real Property and any ground lease specified on Schedule 4.8 in the amount of the full insurable value of the Owned Real Property and any such ground lease, respectively (which amount shall be as mutually agreed by Seller and Purchaser prior to Closing). The Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser, and valid leasehold title to the Leased Real Property which is subject to any ground lease specified on Schedule 4.8, subject only to: (a) current real estate taxes not yet due and payable; and (b) the permitted title exceptions listed in
Schedule 7.7 hereto (the "Permitted Exceptions"). The Title Policy shall have all standard and general exceptions deleted so as to afford full "extended form coverage" and include all endorsements reasonably requested by Purchaser.

         7.8 Environmental Survey. Purchaser shall have received the Environmental Survey referred to in Section 4.12.

         7.9 Governmental Investigations. There shall be no pending governmental investigations or proceedings against Seller or its affiliates with respect to the Hospital which (a) (i) were not disclosed in THC's pre-Effective Date filings with the United States Securities and Exchange Commission or (ii) have not been disclosed in any Schedule of this Agreement and (b) Purchaser reasonably determines could have a material adverse effect on the business (as currently operated by Seller), assets, financial condition or operation of the Hospital taken as a whole.

         7.10 Outpatient Oncology Department. On or prior to Closing, Seller shall have provided the Women's Cancer Center (the "WCC") with a letter which provides notice that, effective as of a reasonable number of days after the Effective Time (the "Coverage Termination Date"), (a) the WCC will no longer provide coverage to the Acute Care Hospital's outpatient gynecologic oncology department (the "Department"), (b) the WCC will no longer occupy any space in the Department in connection therewith and (c) the WCC will remove any personal effects from the Department, which letter shall be in a form which is reasonably acceptable to Purchaser.

         7.11 Audited Statements. Purchaser shall have received the Audited Statements referred to in Section 2.10.

                                   ARTICLE 8

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to
Closing:

             (a) by the mutual written consent of the parties;

             (b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) business days after service by Seller upon Purchaser of a written notice which describes the nature of such breach;

             (c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after service by Purchaser upon Seller of a written notice which describes the nature of such breach;

             (d) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in
Article 7 is or becomes impossible and

Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) Seller's failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

             (e) by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in
Article 6 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with its obligations under this Agreement or
(ii) Purchaser's failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date);

             (f) by Purchaser pursuant to Section 1.14; or

             (g) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before February 29, 2004 (the "Termination Date").

         8.2 Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 5.6, 8.2, 12.3, 12.8, and 12.12 shall survive, provided, however, that nothing contained herein shall relieve any party from liability for any intentional breach of this Agreement; provided, further, that no party shall be entitled to obtain Consequential Damages. In the event of a termination of this Agreement pursuant to Section 8.1(a) or 8.1(d) through 8.1(g) hereof, (a) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in
Section 12.12, and (b) no party shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder. In the event of a termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(c), then the parties shall have the right to pursue all remedies available at law or in equity, provided, that no party shall be entitled to obtain Consequential Damages.

                                   ARTICLE 9

                              POST-CLOSING MATTERS

         9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof and the second sentence of Section 5.5 hereof, any asset (including Accounts Receivable) or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties' mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its respective successors-in-interest, assigns or affiliates) shall within ten (10) business days following receipt be transferred, assigned or conveyed by Purchaser (and its respective successors-in-interest, assigns and affiliates) to Seller at Seller's cost. Until such transfer, assignment and conveyance, Purchaser (and its respective successors-in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 9.1 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-Closing Cash Purchase Price adjustment of
Section 1.4 and the indemnification provisions of Section 10.2. With respect to payment received by Purchaser on account of Transition Services, this Section
9.1 shall be subject to the provisions of Section 11.3. The terms of this
Article 9 shall not be subject to the time limitations contained in Section 10.1 of this Agreement.

         9.2 Preservation and Access to Records After the Closing.

             (a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the "Document Retention Period"), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including, without limitation, access to records of patients treated at the Hospital prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller's affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospital, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospital in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser's intention no later than thirty (30) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such thirty (30) calendar day period. If Seller does not take possession of such documents during such thirty (30) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such thirty (30) calendar day period.

             (b) Purchaser shall give reasonable cooperation to Seller, Seller's affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospital. Such cooperation shall include, without limitation, making the Hired Employees available for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In addition, Seller and Seller's affiliates shall be entitled, after providing Purchaser with reasonable notice, to remove from the Hospital originals of any such records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller's affiliates in connection with such litigation. Such records shall be, at Purchaser's option either (i) copied by Purchaser for Seller at Seller's expense or (ii) removed from the premises by Seller, copied by Seller and promptly returned to Purchaser unless the originals of such records must be introduced into evidence in which case Seller shall return them as soon as practicable.

             (c) In connection with (i) the transition of the Hospital pursuant to the transaction contemplated by this Agreement, (ii) Seller's rights to the Excluded Assets, (iii) Seller's obligations under the Excluded Liabilities and
(iv) Seller's preparation of the Final Balance Sheet pursuant to Section 1.4, Purchaser shall after the Effective Time give Seller, Seller's affiliates and their respective representatives reasonable access during normal business hours to Purchaser's books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital as representatives of Seller and Seller's affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospital. Seller acknowledges that it shall coordinate its activities contemplated by this Section 9.2(c) through Frank Coyle, or his designee.

             (d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospital prior to the Effective Time, all in such manner as to not interfere unreasonably with Seller's business. Such documents and other materials shall be, at Seller's option, either (i) copied by Seller for Purchaser at Purchaser's expense, or (ii) removed by Purchaser from the premises, copied by Purchaser and promptly returned to Seller.

             (e) For five (5) years after the Closing Date, Seller will provide Purchaser, within thirty (30) days of any request, with an updated claims history of professional liability, general liability and workers' compensation claims made against Seller with respect to the operation of the Hospital prior to the Effective Time.

             (f) During the Document Retention Period, Purchaser shall provide Yarbro, Ltd., a Nevada professional corporation doing business as Lake Mead Radiologists, Dean Yarbro, M.D., Gary McLellan, M.D., Keith Lewis, M.D. and William Orrison, M.D. (collectively, the "Yarbro Providers"), subject to compliance with applicable law relating to confidentiality of patient records, with access during normal business hours, to the extent reasonably needed for business purposes, to the medical records of patients treated by any of the Yarbro Providers at the Hospital prior to the Effective Time, and the right to make copies of such records (which copies shall be at the applicable Yarbro Provider's sole expense).

             (g) During the Document Retention Period, Purchaser shall provide the WCC, subject to applicable law relating to confidentiality of patient records, with reasonable access during normal business hours to the medical records of patients treated by the WCC in the

Department prior to the Coverage Termination Date, and the right to make copies of such records (which copies shall be at the WCC's sole expense).

         9.3 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Purchaser is unable to obtain any consent to the assignment of Seller's interest in a Material Contract or a Material Lease, or if Purchaser is unable to enter into a new contract with respect to an Excluded Multi-Facility Contract, until such consent or new contract is obtained, Seller shall use reasonable commercial efforts to provide Purchaser the benefits of any such Material Contract or Material Lease and the Hospital portion of any Excluded Multi-Facility Contract, cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser, and allow Purchaser to directly enforce such Material Contracts or Material Leases against the third parties thereto. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith arising on and after the Effective Time, but only to the extent that such action would not result in a material default thereunder or in connection therewith and such obligation would have been, in the case of an Excluded Multi-Facility Contract, an obligation of Purchaser had it entered into a new contract on substantially similar terms.

         9.4 Additional Financial Statements. In the event Purchaser reasonably determines that in order to comply with applicable laws, including, without limitation, Purchaser's reporting obligations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (pursuant to contractual obligations or otherwise), Purchaser must obtain audited financial statements of Seller with respect to the operations of the Hospital (a) as of and for the twelve month period ended December 31, 2000 or (b) as of and for periods ended after December 31, 2002, if requested by Purchaser, Seller shall provide Purchaser as soon as reasonably practicable with such additional audited financial statements, which shall be accompanied by the unqualified opinion of KPMG (the "Additional Audited Financial Statements"). Seller shall provide Purchaser as soon as reasonably practicable, but in any event within forty-five (45) days after the Closing, with unaudited financial statements of Seller with respect to the operations of the Hospital as of and for the three months ended December 31, 2002 and December 31, 2003 (the "Additional Unaudited Financial Statements"). The Additional Audited Financial Statements and Additional Unaudited Financial Statements will fairly present the financial position and results of operations of Seller with respect to the operation of the Hospital as of and for the periods then ended. The Additional Audited Financial Statements and Additional Unaudited Financial Statements shall be prepared in conformity with GAAP (except, with respect to the Additional Unaudited Financial Statements, as permitted by Regulation S-X promulgated under the Exchange Act) and shall meet the requirements of Regulation S-X promulgated under the Exchange Act. Purchaser shall bear (x) all costs and expenses related to the preparation and delivery of the Additional Audited Financial Statements and (y) all of Seller's out-of-pocket costs and expenses related to the preparation and delivery of the Additional Unaudited Financial Statements. In the event Purchaser reasonably determines that in order to comply with applicable laws, including, without limitation, Purchaser's reporting obligations under the Exchange Act (pursuant to contractual obligations or otherwise), Purchaser must obtain unaudited financial statements of Seller with respect to the operations of the Hospital for additional periods not covered by the Additional Unaudited Financial Statements (the "Other Unaudited Financial Statements"), Seller shall use its good faith efforts to cooperate with

Purchaser in the preparation of such Other Unaudited Financial Statements, the cost of which shall be borne by Purchaser.

         9.5 Cooperation on Obtaining Consents. For two (2) years after the Closing Date, Seller shall cooperate with Purchaser in Purchaser's efforts to
(a) obtain the consent to assignment from the applicable third parties to any Contract or Lease for which such consent was not obtained as of the Closing Date, and (b) enter into new contracts with respect to Excluded Multi-Facility Contracts.

         9.6 Closing of Financials. Purchaser shall cause the CFO to complete the standardized closing of Seller's financial records through the Closing Date including, without limitation, the closing of general ledger account reconciliations (collectively, the "Closing of Financials"). Purchaser shall cause the CFO to use his or her good faith efforts to complete the Closing of Financials by no later than the date which is thirty (30) days after the Closing Date. Seller shall reimburse Purchaser for all payroll charges and other out-of-pocket expenses of Purchaser associated with the time which the CFO devotes to the Closing of Financials. Such reimbursement shall occur no later than the date which is thirty (30) days after Purchaser provides a written statement to Seller which details such charges and expenses. Seller shall hold Purchaser harmless for any errors which are made by the CFO during the course of the Closing of Financials, provided that such errors are not the result of gross negligence, fraud or intentional misconduct.

         9.7 Audited Statements Cooperation. Seller shall cooperate with Purchaser in Purchaser's efforts to obtain KPMG's consent, as may be required, in order for Purchaser to include the Audited Statements in any registration statement or filing under the Exchange Act or the Securities Act of 1933, as amended.

         9.8 Employee Transition. Purchaser acknowledges that Seller will, on the last day of the Transition Period, provide each of the Hospital Employees a payroll check covering the pay period through the last day of the Transition Period, which check will include an amount based upon an estimate of time worked through the last day of the Transition Period (the "Estimated Payment Amount"). Prior to processing such payroll into Seller's payroll system, Seller will provide Purchaser with the estimated hours to be included in such payroll (the "Payroll Estimate Report"), along with other payroll data as is reasonably available. Purchaser shall have one (1) business day after receipt of the Payroll Estimate Report to approve the Payroll Estimate Report, which approval shall not be unreasonably withheld. Within ten (10) days after the end of the Transition Period, Seller shall deliver to Purchaser a statement setting forth, in reasonable detail, the Estimated Payment Amount for each of the Hospital Employees. As soon as practicable after the end of the Transition Period (but in no event later than the date which is thirty (30) days after the end of the Transition Period), Purchaser shall include in the payroll check for each of the Hospital Employees who are among the Hired Employees an amount of pay, if any, based on the actual time worked by each such employee during the applicable payroll cycle ending on the last day of the Transition Period, less the Estimated Payment Amount which Seller made to each such employee on the last day of the Transition Period.

                                   ARTICLE 10

                          SURVIVAL AND INDEMNIFICATION

         10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations and warranties of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively, and shall continue to be fully effective and enforceable following the Closing Date for two years and shall thereafter be of no further force and effect. Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.7(a), 2.7(b) and 2.17 shall continue to be fully effective and enforceable following the Closing Date for the applicable statute of limitations periods, plus 30 days, and the indemnification provisions contained in Sections 10.2.1(b) through 10.2.1(j) and Sections 10.3.1(b) through 10.3.1(k) shall continue to be fully effective and enforceable following the Closing Date until the expiration of any applicable statute of limitations period, or, if none, without any time limitation; provided, however, that if there is an outstanding notice of a claim at the end of any such applicable period in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved. All covenants of Purchaser and Seller herein shall survive Closing in accordance with their terms.

         10.2 Indemnification of Purchaser by Seller.

              10.2.1 Indemnification. Seller shall keep and save Purchaser, its affiliates and their respective directors, officers, employees, agents and other representatives (the "Purchaser Group"), forever harmless from and shall indemnify and defend the Purchaser Group against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys' fees (collectively, "Damages"), to the extent connected with or arising or resulting from or proximately related to (a) any breach of any representation or warranty of Seller under this Agreement, without giving effect to any Disapproved Schedules, (b) any breach or default by Seller of any covenant or agreement of Seller under this Agreement, (c) the Excluded Liabilities, (d) the Excluded Assets, (e) all Taxes for any period ending on or prior to the Effective Time relating to Seller or the Assets, other than any Taxes which (i) are among the Assumed Obligations or (ii) which have been prorated pursuant to Section 1.8 ("Seller Tax Claims"), (f) any professional or general liability claim arising out of the business operations of the Hospital prior to the Effective Time, (g) any act, conduct or omission of Seller, or any event or circumstance pertaining to Seller or the Assets, that has accrued, arisen, occurred or come into existence at any time prior to the Effective Time,
(h) any of those certain pending governmental investigations which are described on Schedule 10.2.1, (i) Purchaser's participation in any tax-deferred exchange pursuant to Section 5.9 and (j) any claim brought by (A) any federal, state or local governmental authority arising from or related, directly or indirectly, to any or all of the Hospital's arrangements with the WCC from the Effective Time through the Coverage Termination Date; provided that the terms of such arrangements remain substantially unchanged from the terms in effect as of the Closing Date or (B) the WCC in connection with any alleged right by the WCC to
(i) provide coverage to the Department after the Coverage Termination Date, (ii) occupy any space in the Department in connection therewith or (iii) maintain personal effects on the fourth floor of the Acute Care Hospital after the Coverage Termination Date.

Seller's obligations under this Section 10.2.1 shall remain subject to, and shall be limited by, the provisions contained in Section 1.13. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than any other member of the Purchaser Group.

         10.2.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify the Purchaser Group under Section 10.2.1 and no claim under Section
10.2.1 of this Agreement shall:

                  (i) be made unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                  (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.2.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                  (iii) be made to the extent that such claim relates to a liability arising out of or relating to any act, omission, event or occurrence connected with:

                           (A)      the use, ownership or operation of the
                                    Hospital, or

                           (B) the use, ownership or operation of any of the Assets,

                           on and after the Effective Time (without regard to whether such use, ownership or operation is consistent with Seller's policies, procedures and/or practices prior to the Effective Time); other than as specifically included in the Excluded Liabilities;

                  (iv) be made to the extent that such claim (or the basis therefor) is set forth in the Disclosure Schedule or any other schedule to this Agreement (without giving effect to any Disapproved Schedules), unless Seller's indemnification of the Purchaser Group is based on a provision hereof other than Section 10.2.1(a);

                  (v) be made if and to the extent that proper provision or reserve was made for the matter giving rise to the claim in Net Working Capital;

                  (vi) be made to the extent that Purchaser had knowledge of any breach of a representation and warranty by Seller (as contemplated by

                           Section 3.9) prior to the Effective Time (without giving effect to any Disapproved Schedules);

                  (vii) be made to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3;

                  (viii) be made to the extent such claim seeks Damages which are consequential in nature (as opposed to direct), including, without limitation, loss of future revenue or income or loss of business reputation or opportunity (collectively, "Consequential Damages"); provided, however, the limitation contained in this
                           Section 10.2.2(a)(viii) shall not apply to the extent
                           (A) of any payments which Purchaser is required to make to a third party which are in the nature of Consequential Damages and (B) such third party's claim is unrelated to the failure to obtain any or all of the Contract and Lease Consents; and

                  (ix) to the extent such claim is made pursuant to Section 10.2.1(a), accrue to Purchaser unless and only to the extent that (A) Damages in respect of any single claim under Section 10.2.1(a) exceeds Five Thousand Dollars ($5,000) (a "Relevant Claim") and (B) the total actual liability of Seller in respect of all Relevant Claims in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Aggregate Amount"), in which event Purchaser shall be entitled to seek indemnification under Section 10.2.1(a) for all Relevant Claims only in an amount of Damages which exceed the Aggregate Amount.

             (b) Notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed the Cash Purchase Price.

             (c) If Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (other than an insurance carrier) in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser either shall, at its option, use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim or shall assign to Seller the right of Purchaser to pursue such third party. If Seller pays to Purchaser an amount in respect of a claim, and Purchaser subsequently recovers from a third party a sum which is referable to that claim, Purchaser shall forthwith repay to Seller so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Purchaser in obtaining payment in respect of that claim and in recovering that sum from the third party.

         10.3 Indemnification of Seller by Purchaser.

              10.3.1 Indemnification. Purchaser shall keep and save Seller, its affiliates and their respective directors, officers, employees, agents and other representatives (the "Seller Group"), forever harmless from and shall indemnify and defend the Seller Group against any and all Damages, to the extent connected with or arising or resulting from or proximately related to (a) any breach of any representation or warranty of Purchaser under this Agreement, (b) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (c) cost reports (and all claims with respect thereto) relating to Purchaser with respect to Medicare, Medicaid or Blue Cross programs or any other third-party payor for all periods beginning on and after the Effective Time, (d) the Assumed Obligations, (e) any professional or general liability claim arising out of the business operations of the Hospital on and after the Effective Time,
(f) liabilities to the Hired Employees arising out of actions of Purchaser based wholly or in part upon the contents of the personnel records of such employees,
(g) involuntary termination of the Hired Employees on and after the Transition Time, which termination would constitute a "mass layoff" or a "plant closing" within the meaning of WARN, (h) any act, conduct or omission of Purchaser that has accrued, arisen, occurred or come into existence with respect to the Hospital or the Assets for time periods on and after the Effective Time, (i) any securities litigation involving (i) Purchaser (but only to the extent such litigation relates to the Hospital) and/or (ii) any financing obtained by Purchaser which is utilized to fund, in whole or in part, the Cash Purchase Price, other than to the extent arising out of any willful misconduct of Seller or its employees, or intentionally false or intentionally misleading statements of Seller or its employees, (j) the failure to obtain any or all of the Contract and Lease Consents and (k) events, occurrences, conditions, actions or inactions with respect to the Hospital Employees during the Transition Period, including, without limitation, claims of, for, or relating to employment discrimination, unfair labor practices, wage and hour violations, health and safety violations, workers' compensation, employee benefits, wrongful discharge, tort liability, breach of agreement, or any other violation of state or federal law or regulation. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than any other member of the Seller Group.

         10.3.2 Indemnification Limitations. (a) Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify the Seller Group under 10.3.1 and no claim under Section
10.3.1 of this Agreement shall:

                  (i) be made unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                  (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 10.3.2(a)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                  (iii) be made to the extent that such claim relates to a liability of Seller arising out of or relating to any act, omission, event or occurrence connected with:

                           (A)      the use, ownership or operation of the
                                    Hospital, or

                           (B) the use, operation or ownership of any of the Assets,

                                    prior to the Effective Time, other than as specifically included in the Assumed Obligations;

                  (iv) be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Purchaser pursuant to Section 10.2; and

                  (v) be made to the extent such claim seeks Consequential Damages; provided, however, the limitation contained in this Section 10.3.2.(a)(v) shall not apply to the extent of any payments which Seller or any affiliate of Seller is required to make to a third party which are in the nature of Consequential Damages.

              (b) If Seller is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Purchaser pays to Seller an amount in respect of a claim, and Seller subsequently recovers from a third party a sum which is referable to that claim, Seller shall forthwith repay to Purchaser so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Seller in obtaining payment in respect of that claim and in recovering that sum from the third party.

         10.4 Method of Asserting Claims. All claims for indemnification by any person entitled to indemnification (the "Indemnified Party") under this Article 10 will be asserted and resolved as follows:

              (a) In the event any claim or demand, for which a party hereto (an "Indemnifying Party") would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a person other than Seller, Purchaser or their affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a notice of its claim (a "Claim Notice") to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party's ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the "Notice Period") whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

                  (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then, subject to the immediately succeeding sentence, the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. To the extent the Third Party Claim is solely for money damages, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

                  (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.4(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

              (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that either (i) does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (ii) is a Seller Tax Claim, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party. (The term "Indemnity Notice" shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

              (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined or (iii) in the case of a Seller Tax Claim, within fifteen (15) calendar days following final determination of the item giving rise to the claim for indemnity. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

              (d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

              (e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party's defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all relevant depositions and the provision of all documents (subject to appropriate privileges) relevant to the defense of any claim, then, except where such failure does not materially impair the Indemnifying Party's defense of such claims after notice to the Indemnified Party and fifteen (15) days to cure, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

              (f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made; provided, however, that the Indemnifying Party shall have no subrogation rights to seek reimbursement through or from the Indemnified Party's insurance policies, program, coverage, carriers or beneficiaries.

         10.5 Exclusive. Other than claims for fraud or equitable relief (which equitable relief claims are nevertheless subject to Section 10.1), any dispute arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages or injury alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal subject to the provisions of this Article 10.

                                   ARTICLE 11

                           TAX AND COST REPORT MATTERS

         11.1 Tax Matters; Allocation of Purchase Price.

              (a) After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities attributable to Seller with respect to the operation of the Hospital for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

              (b) Within one hundred twenty (120) calendar days following the Closing Date, Purchaser shall provide Seller a proposed allocation of the Purchase Price among the Assets. Such allocation shall be in accordance with
Section 1060 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder. Purchaser's proposed allocation shall become final and binding on the parties thirty (30) calendar days after Purchaser provides the proposal to Seller, unless Seller objects in writing (in which case, Seller shall propose an allocation). If the parties cannot agree on the allocation, the parties shall use commercially reasonable efforts to resolve any disputes, but if a final resolution is not reached within thirty (30) calendar days after Seller has submitted its objection in writing, each of Purchaser and Seller shall make their own independent allocation of the total consideration among each category of the Assets. To the extent Seller and Purchaser reach agreement upon the allocation (or Seller does not otherwise object in writing to Purchaser's proposed allocation as described above), Seller and Purchaser hereby agree to be bound by such allocation, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state tax purposes in accordance with such allocation, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocation without the prior written consent of the other parties.

         11.2 Cost Report Matters.

              (a) Seller shall prepare and timely file all cost reports relating to the periods ending prior to the Effective Time or required as a result of the consummation of the transactions described in this Agreement, including, without limitation, those relating to Medicare, Medicaid, Blue Cross and other third party payors which settle on a cost report basis (the "Seller Cost Reports"). Purchaser shall forward to Seller any and all correspondence relating to the Accounts Receivable, the Seller Cost Reports or rights to settlements and retroactive adjustments on the Seller Cost Reports ("Agency Settlements") within five (5) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller's written approval. Purchaser shall remit any receipts relating to the Accounts Receivable, the Seller Cost Reports or the Agency Settlements within five (5) business days after receipt by Purchaser (except those receipts to be retained by Purchaser pursuant to Section 11.3) and will forward any demand for payments within five (5) business days. Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section
10.2. Seller shall retain all rights to the Seller Cost Reports and to the Accounts Receivable including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Seller Cost Reports. Seller will furnish copies of the Receivables Records to Purchaser upon request and allow Purchaser and its representatives reasonable access to such documents.

              (b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in regard to the preparation, filing, handling, and appeals of the Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Hospital and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

         11.3 Transition Services. To compensate Seller for services rendered and medicine, drugs, and supplies provided before the Effective Time at the Hospital (the "Transition Services") with respect to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar arrangement, and who are admitted to the Hospital prior to the Effective Time but who are not discharged until on or after the Effective Time ("Governmental Program Transition Patients"), the parties shall take the following action:

              (a) As soon as practicable after the Closing Date, Seller shall deliver to Purchaser a statement itemizing the inpatient hospital Transition Services provided by Seller with respect to the operation of the Hospital prior to the Effective Time to Governmental Program Transition Patients. For the Transition Services, Purchaser shall pay to Seller an amount equal to the DRG and outlier payments, the case rate payment or other similar payment received by Purchaser on behalf of a Governmental Program Transition Patient, multiplied by a fraction (the "Fraction"), the numerator of which shall be the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller and the denominator of which shall be the sum of the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller plus the total charges for the Transition Services provided to such Governmental Program Transition Patient by Purchaser on and after the Effective Time. The parties shall reconcile the payments within ninety
(90) calendar days after both the tentative and final Medicare cost report settlement and any other payor settlement affecting the Governmental Program Transition Patients (the "Reconciliation").

              (b) Subject to Section 11.3(d), payments made pursuant to Section 11.3(a) shall be made to Seller monthly, on the twenty-fifth (25th) day of each month, for payments received by Purchaser during the previous month, accompanied by copies of remittances and other supporting documentation as is reasonably requested by Seller. Any other payments required to be made by Seller to Purchaser, or by Purchaser to Seller, as the case may be, as a result of (i) the Reconciliation, (ii) a notice of program reimbursement with respect to the operations of the Hospital or (iii) other notice from a governmental agency or third party payor with respect to Transition Services shall be made within thirty (30) calendar days after the Reconciliation or the receipt of any such notice, as applicable. In the event that Purchaser and Seller are unable to agree on the amount to be paid to Seller or Purchaser, as the case may be, under this Section 11.3, then such amount shall be determined by the Independent Auditor at their joint expense.

              (c) The parties acknowledge that all charges for outpatient and other cost-based services shall be made (i) by Seller for all periods prior to the Effective Time and (ii) by Purchaser for all periods on and after the Effective Time.

              (d) Notwithstanding the first sentence of Section 11.3(b), Purchaser shall make a distribution to Seller within three (3) business days if at any time during the applicable calendar month the funds to be distributed to Seller pursuant to Section 11.3(a) exceed Fifty Thousand Dollars ($50,000). The amount of such distribution shall be all amounts payable to Seller pursuant to
Section 11.3(a) which have not been previously distributed to Seller. All such distributions shall be made by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing from time to time.

              (e) Purchaser (and its respective successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.3 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Cash Purchase Price adjustment of
Section 1.4 and the indemnification provisions of Section 10.2.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

         12.1 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. After consummation of the transaction contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

         12.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any affiliate of Purchaser upon Seller's receipt of Purchaser's guaranty of such affiliate's obligations, in a form reasonably acceptable to Seller, and Purchaser may assign its rights (but not its obligations) under this Agreement to any of its financing sources.

         12.3 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada as applied to contracts made and performed within the State of Nevada. The parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any jurisdiction other than the State of Nevada shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement. Any proceeding which arises out of or relates in any way to the subject matter of this Agreement shall be brought in the United States District Court for the District of Nevada. The parties hereby consent to the jurisdiction of the State of Nevada and waive their right to challenge any proceeding involving or relating to this Agreement on the basis of lack of jurisdiction over the Person or forum non conveniens.

         12.4 Amendments. This Agreement may not be amended other than by written instrument signed by the parties hereto.

         12.5 Exhibits, Schedules and Disclosure Schedule. The Disclosure Schedule and all exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein. Any matter disclosed in this Agreement or in the Disclosure Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections as to which the relevance of such disclosure is reasonably apparent. To the extent Seller provides Purchaser a supplement or update to the Disclosure Schedule or the other schedules to this Agreement after the Effective Date, Purchaser shall be deemed to have approved the content of any such supplement or update unless, within five (5) business days after receipt thereof, Purchaser provides Seller with written notice that the applicable supplement or update is unacceptable to Purchaser, which unacceptability shall be determined in Purchaser's reasonable discretion (such disapproved schedules are referred to herein as the "Disapproved Schedules").

         12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

         If to Seller:                    Tenet HealthSystem
                                          13737 Noel Road, Suite 100
                                          Dallas, Texas 75240
                                          Attention: Paul O'Neill
                                          Facsimile No.: (469) 893-2214

         With a copy to:                  Tenet HealthSystem
                                          13737 Noel Road, Suite 100
                                          Dallas, Texas 75240
                                          Attention: J. Brent McDonald, Esq.
                                          Facsimile No.: (469) 893-7508

         With a copy to:                  McDermott, Will & Emery
                                          2049 Century Park East
                                          Suite 3400
                                          Los Angeles, California  90067
                                          Attention: Ira J. Rappeport, Esq.
                                          Facsimile No.: (310) 277-4730

         If to Purchaser:                 IASIS Healthcare Corporation
                                          113 Seaboard Lane, Suite A200
                                          Franklin, Tennessee 37067
                                          Attention: Frank A. Coyle, Esq.
                                          Facsimile No.: (615) 846-3006

         With a copy to:                  Bass, Berry & Sims PLC
                                          AmSouth Center
                                          315 Deaderick Street, Ste. 2700
                                          Nashville, Tennessee 37238
                                          Attention: Leigh Walton, Esq.
                                          Facsimile No.: (615) 742-2701

or at such other address as one party may designate by notice hereunder to the other parties.

         12.7 Headings. The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

         12.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, Seller shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities in connection with Seller's pursuit of any appeal of any real and personal property tax assessments on the Assets for periods prior to the Effective Time. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party's attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; or (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser. The rights of Seller under this Section 12.8 shall be in addition and not in substitution for the rights of Seller and Seller's affiliates under the Confidentiality Agreement, which shall survive Closing.

         12.9 Fair Meaning. This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

         12.10 Gender and Number; Construction. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

         12.11 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

         12.12 Expenses and Attorneys' Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that the following shall be borne one-half by Seller and one-half by Purchaser: (a) all costs of the Title Commitment and the Title Policy (including the cost of any endorsements thereto); (b) all costs of the Surveys; and (c) all documentary transfer taxes and recording charges in connection with the conveyance of the Assets to Purchaser. The parties expressly agree that all costs of the Environmental Survey shall be borne by Seller. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys' fees.

         12.13 Late Payments. If Purchaser or Seller, as the case may be, shall fail to make any payment to the other on the date due, then the party failing to receive such amount to which it is entitled shall have the right to receive interest on the unpaid amount at a per annum rate equal to the prime rate reported by the Wall Street Journal under "Money Rates" on the applicable due date plus two percent (2%) (or the maximum rate allowed by law, whichever is less) from such defaulting party, such interest accruing beginning on the calendar day after the applicable due date until payment of such amount and all interest thereon is made.

         12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.

         12.15 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the "Superseded Agreements"), which Superseded Agreements shall be of no further force or effect.

         12.16 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party's knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

         12.17 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         12.18 Time is of the Essence. Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.



                          [REMAINDER OF PAGE IS BLANK]

         IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                       PURCHASER:

                                       IASIS HEALTHCARE CORPORATION, a
                                       Delaware corporation

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Its:
                                            ------------------------------------

                                       SELLER:

                                       NLVH, Inc., a Nevada corporation

                                       By:
                                           -------------------------------------
                                           Name: Eric Tuckman
                                           Its:  Authorized Signatory

                                LIST OF SCHEDULES

         Those schedules provided in the Disclosure Schedule; and

         SCHEDULE                              DESCRIPTION
         A-1                                   MOBs

         A-2                                   Other Businesses

         1.2-a                                 Physician Notes

         1.2-b                                 Interim Balance Sheet

         1.9(a)                                Owned Real Property

         1.9(b)                                Leased Real Property

         1.9(d)                                Licenses

         1.9(e)                                Leases

         1.9(f)                                Contracts

         1.9(g)                                Prepaids

         1.9(m)                                Names of Hospital

         1.9(o)                                Equity Interests

         1.10(d)                               Excluded Proprietary Assets

         1.10(o)                               Certain Excluded Contracts

         1.10(y)                               Other Excluded Assets

         1.11(c)                               Capital Leases

         1.11(i)                               Other Assumed Obligations

         2.3(b)                                Government Notices

         2.4(d)                                Excluded Multi-Facility Contracts

         2.5                                   Consents

         SCHEDULE                                   DESCRIPTION
         2.6(a)                                Compliance with Law

         2.6(b)                                Compliance with Environmental Laws

         2.7(a)                                Title to Property

         2.7(b)                                Real Property Encumbrances

         2.8(a)                                Material Licenses

         2.8(b)                                JCAHO Accreditation Periods

         2.8(c)                                Threatened Medicare or Medicaid
                                               Investigations

         2.8(d)                                Audit Periods

         2.8(g)                                Medical Staff

         2.10                                  Financial Statements

         2.11                                  Legal Proceedings

         2.12(a)                               Seller Plans

         2.12(e)                               Seller Plan Audits

         2.13(a)                               Personnel List

         2.13(b)                               Collective Bargaining Agreements

         2.14                                  Insurance

         3.4                                   Third Party Consents - Purchaser

         3.5                                   Brokers - Purchaser

         3.7                                   Legal Proceedings - Purchaser

         4.8                                   Ground Leases

         7.7                                   Permitted Exceptions

         10.2.1                                Certain Governmental Investigations

                                LIST OF EXHIBITS


         EXHIBIT                                  DESCRIPTION
         1.6.1                                 Bill of Sale

         1.6.2                                 Real Estate Assignment

         1.6.3                                 Limited Warranty Deeds

         1.6.8                                 Guaranty Agreement

         1.6.9                                 Transitional Services Agreements
                                               -Information Technology Transition
                                                Services Agreement
                                               -License Agreement for Policy and
                                                Procedure Manuals

         1.6.10                                Business Services Agreement

         1.6.13                                Power of Attorney

         1.6.14                                Employee Leasing Agreement

         4.12                                  Environmental Survey

         6.4                                   Opinion of Purchaser's Counsel

         7.6                                   Opinion of Seller's In-House Counsel